Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

MTBC, INC.,

ORIGIN HOLDINGS, INC.,

MERIDIAN BILLING MANAGEMENT CO.

and

GMM II HOLDINGS, LLC

Dated as of June 16, 2020

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of June 16, 2020, is entered into by and among MTBC, Inc., a Delaware corporation (“Purchaser”), Origin Holdings, Inc., a Delaware corporation (“Origin”), Meridian Billing Management Co., a Vermont corporation (“Meridian” and together with Origin, collectively the “Companies”) and GMM II Holdings, LLC, a Delaware limited liability company (“Seller”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding capital stock of the Companies (the “Shares”);

WHEREAS, upon the terms and subject to the conditions contained in this Agreement, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the Shares; and

WHEREAS, as a result of the purchase of the Shares, immediately following the Closing, Purchaser will own all of the issued and outstanding capital stock of the Companies.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINED TERMS

1.1 Defined Terms. The following terms shall have the following meanings in this Agreement:

“Accounts Receivable” means the aggregate amount of accounts, commissions and debts payable to the Companies and their Subsidiaries. For all purposes hereunder, the Accounts Receivable shall be valued at their net realizable value, net of an allowance for bad debts, in accordance with GAAP.

“Action” means any claim, action, cause of action or suit (whether in contract, tort or otherwise), arbitration, litigation (whether at law or in equity, whether civil, criminal or administrative), investigation, hearing, charge, complaint, demand, notice or proceeding commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator.

“Actual Fraud” means fraud committed with the intent to deceive that constitutes common law fraud under the laws of the State of Delaware with respect to the representations, warranties and covenants of the parties expressly set forth in this Agreement.

“Affiliate” of any specified Person means (a) each Person which, directly or indirectly, controls or is controlled by that Person, or is under common control with that Person, For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

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“Balance Sheet Date” means April 30, 2020.

“Business” means the business of the Companies as conducted by the Companies as of the Closing, including medical billing services, revenue cycle management services, electronic medical records services, and medical coding services.

“Business Day” means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in Somerset, New Jersey are authorized or required to be closed.

“Cash” means all cash and cash equivalents of the Companies and their Subsidiaries (including marketable securities and short term investments) on hand or on deposit as of the applicable date, the amount of which shall be reduced by (a) all claims against such cash and cash equivalents represented by outstanding checks, drafts, wire transfers or similar instruments which have not been applied against such cash and cash equivalent balances and (b) all escrowed cash or other restricted cash balances.

“Cash Purchase Price” mean Fifteen Million United States Dollars ($15,000,000).

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations issued by the IRS pursuant thereto.

“Common Stock” means each of the Companies’ common stock, as set forth on Schedule 3.2(a).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of May 11, 2020, by and between the Companies (or an Affiliate of the Companies) and Purchaser.

“Contract” means any commitment, agreement, note, letter of credit, deed, mortgage, indenture, lease (whether for real or personal property), license, arrangement, contract, subcontract, promise, undertaking, performance bond, warranty obligation, or binding obligation of any kind or character, whether written or oral, or other document or instrument (including any document or instrument evidencing or otherwise relating to any Indebtedness), to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Data Room” means the data site maintained by B. Riley FBR, Inc. on SecureDocs as of the Closing Date.

“Eligible Accounts Receivable” means those Accounts Receivable that as of the Closing Date are not older than ninety (90) days, excluding all Accounts Receivable owed to the Companies and/or their Subsidiaries by the Seller or any Affiliate of the Seller.

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“Equity Securities” of any Person means (a) shares, capital stock, membership or partnership interest, unit, or other ownership interest of or in such Person, (b) securities directly or indirectly convertible into or exchangeable for any of the foregoing, (c) options, warrants or other rights directly or indirectly to purchase or subscribe for any of the foregoing or securities convertible into or exchangeable for any of the foregoing or (d) contracts, commitments, agreements, arrangements, calls or claims of any kind relating to the issuance of any of the foregoing (including any equity appreciation, phantom equity or similar plan or right).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof, consistent with past practice (or, for the purposes of (a) Section 3.5, as of the date of such Financial Statements referred to therein and (b) Section 3.6, as of the Balance Sheet Date), except as otherwise specified in Schedule 1.1(a).

“Governmental Authority” means any domestic or foreign national, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof, or any multinational organization or authority or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, police, regulatory or taxing authority thereunder (including the IRS), including any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Indebtedness” means, as of any time, without duplication, the principal, accrued and unpaid interest and any prepayment premiums or penalties in respect of (a) all indebtedness for borrowed money of the Companies or their Subsidiaries or for the deferred or unpaid purchase price of property or services, (b) any other indebtedness of the Companies or their Subsidiaries which is evidenced by a note, bond, debenture or similar instrument or commercial paper, (c) all deferred obligations of the Companies or their Subsidiaries to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit, surety bond, performance bond or other instrument, in each case, to the extent currently drawn, (d) all indebtedness of another Person guaranteed, directly or indirectly, by the Companies or their Subsidiaries or secured by the Companies’ assets or the assets of their Subsidiaries, (e) all obligations of the Companies or their Subsidiaries under capital leases, and (f) the aggregate net liability pursuant to any derivative instruments of the Companies, including any interest rate or currency swaps, caps, collars, options, futures or purchase or repurchase obligations.

“Indebtedness Schedule” means a schedule setting forth the Indebtedness to be paid, or caused to be paid, by Purchaser pursuant to Section 2.4(a), which schedule shall set forth (a) the names of all Persons entitled to receive such payments, (b) the amount of all such payments and (c) the wire account information with respect to each such payment.

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“Intellectual Property” means all of the following arising under the Laws of any jurisdiction throughout the world or pursuant to any international convention: (a) patents and patent applications, including any continuations, divisionals, continuations-in-part, provisionals and patents issuing on any of the foregoing, and any renewals, reexaminations, substitutions, extensions and reissues of any of the foregoing (“Patents”), (b) trademarks, service marks, service names, trade dress, trade names, logos, corporate names and other source or business identifiers, and any registrations, applications for registration, renewals and extensions of any of the foregoing, together with all of the goodwill associated with any of the foregoing (“Marks”), (c) copyrights and works of authorship and any registrations, applications for registration, renewals, extensions and reversions of any of the foregoing (“Copyrights”), (d) Trade Secrets, (e) Internet domain names, and moral rights of any kind or nature, however denominated, throughout the world in all media now known or hereafter created, (f) all other rights with respect to Technology, (g) all other intellectual property rights of every kind and nature anywhere, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (a) with respect to the Companies, the actual knowledge of Terry Leahy, David Kralic, David Jones and Alan Paperny, each of whom will be deemed to have knowledge of all such matters as he or she would have discovered, had he or she made a reasonable investigation, (b) with respect to Seller, the actual knowledge of John Danner, Andrew Freedman and Anthony Chirikos, each of whom will be deemed to have knowledge of all such matters as he or she would have discovered, had he or she made a reasonable investigation, and (c) with respect to Purchaser, the actual knowledge of Stephen Snyder, Bill Korn (solely with respect to Section 5.9), and Kimberly Grant, each of whom will be deemed to have knowledge of all such matters as he or she would have discovered, had he or she made a reasonable investigation.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, requirement or rule of law (including any principle of common law), promulgation, regulation, resolution, rule, statute or treaty, or any similar provision having the force or effect of law.

“Liens” means all liens, pledges, voting agreements, voting trusts, proxy agreements, security interests, mortgages and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights-of-way, rights of first refusal, defects in title, encroachments and other burdens, options or encumbrances of any kind, except for any restrictions on transfer generally arising under any applicable securities Law.

“Liability” means any Indebtedness, liability, Loss, damage, deficiency, obligation or responsibility, of any kind, character or description, known or unknown, (whether asserted or unasserted, whether direct or indirect, whether absolute or contingent, whether accrued or unaccrued, whether secured or unsecured, whether liquidated or unliquidated, whether disputed or undisputed, whether disclosed or undisclosed, whether incurred or consequential, whether joint or several, vested or unvested, whether choate or inchoate and whether due or to become due), including any liability for Taxes, whether or not of a kind required by GAAP to be set forth on a financial statement and regardless of whether such liability is immediately due and payable, and including all costs and expenses related thereto.

“Losses” means, with respect to any Person, any actual losses, liabilities, judgments, damages, fines, suits, actions, out-of-pocket costs and expenses (including reasonable attorneys’ fees) against or affecting such Person.

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“Material Adverse Effect” means a material adverse effect on the assets, liabilities, condition (financial or otherwise), operations or results of operations of either (i) Meridian, or (ii) Origin and its Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or may be, a Material Adverse Effect: (a) the effect of any change in the United States or foreign economies or securities or financial markets in general, or other general business, financial or economic conditions; (b) the effect of any change that generally affects any industry in which the Companies or their Subsidiaries operate; (c) the effect of any change arising in connection with acts of God or other calamities, natural disasters, epidemics, pandemics (and other similar outbreaks), hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (d) the effect of any changes in applicable Laws or accounting rules (including GAAP) or any interpretation thereof; (e) debt defaults or other restructuring events of any country with respect to which bondholders take a discount to the debt of any country or any increases in the interest rates for any country’s debt; (f) national or international political, labor or social conditions; (g) the failure of the Companies to meet any of their internal projections or forecasts provided, however, that any underlying reason or event that caused or contributed to such failure shall not be excluded under this clause (g); or (h) the availability, or any increase in the cost, of the financing necessary for Purchaser to consummate the Transactions.

“Members of the Immediate Family” means, with respect to any individual, (a) such Person’s spouse or partner, (b) each parent, brother, sister or natural or adopted child of such Person or such Person’s spouse, (c) the spouse or partner of any Person described in clause (b) above, (d) each natural or adopted child of any Person described in clauses (a), (b) or (c) above, (e) each trust created solely for the benefit of one or more of the Persons described in clauses (a) through (d) above and (f) each custodian or guardian of any property of one or more of the Persons described in clauses (a) through (e) above in his or her capacity as such custodian or guardian.

“Net Working Capital” means the net amount, as of 12:01 AM EDT on the Closing Date, of (a) Cash, plus (b) Eligible Accounts Receivable, plus (c) deposits and prepaid expenses (including prepaid insurance and prepaid Taxes) to the extent included in current assets; minus (d) all liabilities (including (i) all accounts payable, (ii) accrued liabilities for (A) employee bonuses with respect to all periods prior to the Closing, (B) accrued payroll, (C) accrued vacation, sick and other paid time off, (D) customer overpayments and (E) accrued payroll taxes, and (iii) amounts due to the Companies’ stockholders and other payables, (iv) all committed future lease payments with respect to the Florida and New Jersey Real Property Leases, and (v) any equipment financing or other type of debt or liability which is not being paid at closing); in each case, as determined in accordance with GAAP.

“Order” means any award, decision, injunction, judgment, ruling or verdict entered, issued, made or rendered by any Governmental Authority or arbitrator.

“Organizational Documents” means (a) the articles or certificates of incorporation and the by-laws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the operating or limited liability company agreement and the certificate of formation of a limited liability company, (e) any charter, joint venture agreement or similar document adopted or filed in connection with the creation, formation or organization of a Person, and (f) any amendment to or equivalent of any of the foregoing.

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“Owned Intellectual Property” means all Intellectual Property that is owned by the Companies and their respective Subsidiaries.

“Permit” means all permits, authorizations, certificates, franchises, licenses, consents and other approvals from any Governmental Authority.

“Permitted Liens” means (a) statutory Liens for current Taxes, assessments or other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’ and other similar Liens arising or incurred in the ordinary course of business for obligations that are not overdue or are being contested in good faith by appropriate proceedings, (c) Liens on Leased Real Property arising from the provisions of the applicable leases which are not violated in any material respect by the current use or occupancy of such Leased Real Property or the operation of the business of the Companies conducted thereon, (d) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, (e) zoning regulations and land use restrictions that do not materially and adversely affect, impair or interfere with the use of any property affected thereby, and (f) Liens set forth on Schedule 1.1(b) of the Disclosure Schedule.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or any other entity or Governmental Authority.

“Purchase Price” means (a) the Cash Purchase Price, (b) the Stock Purchase Price, and (c) the MTBC Warrants.

“Representatives” means, with respect to any Person, such Person’s officers, directors, stockholders, partners, members, employees, consultants, agents, attorneys, accountants, investment bankers, advisors, financing sources and other representatives.

“R&W Policy” means the Representations and Warranties Insurance Policy obtained by the Purchaser with respect to this Agreement and underwritten by Scottsdale Insurance Company, Steadfast Insurance Company and Lloyds of London.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Stock” means the 11% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share of Purchaser.

“Software” means computer software or firmware in any form, including object code, source code, computer instructions, commands, programs, modules, routines, procedures, rules, libraries, macros, algorithms, tools, and scripts, and all documentation of or for any of the foregoing.

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“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the fair salable value (determined on a going concern basis) of such Person’s assets and property will, as of such date, exceed the amounts required to pay its debts as they become absolute and mature, as of such date, (b) such Person will have adequate capital to carry on its business and (c) such Person will be able to pay its debts as they become absolute and mature, in the ordinary course of business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness.

“Stock Purchase Price” means Two Hundred Thousand (200,000) shares of Series A Preferred Stock.

“Subsidiary” when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Tax” means (a) any tax of any kind whatsoever (including any income tax, franchise tax, branch profits tax, capital gains tax, gross receipts tax, value-added tax, sales tax, use tax, property tax, transfer tax, payroll tax, employment tax, social security tax, excise tax, alternative minimum tax, estimated tax or withholding tax), and any related Liability, fine, penalty, interest, or addition to tax with respect thereto (whether disputed or not), imposed, assessed or collected by or under the authority of any Governmental Authority and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment, of any Tax.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation and manuals), Software, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in process, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret Law or otherwise, and all documents and other materials recording any of the foregoing.

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“Trade Secrets” means trade secrets, know-how and confidential business information and any other information, however documented, that is a trade secret within the meaning of the applicable trade secret protection Laws, including the Uniform Trade Secrets Act.

“Transactions” means the purchase and sale of the Shares and the other transactions contemplated by this Agreement.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, and the regulations promulgated thereunder, and any similar foreign, state or local Law.

1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth at section indicated:

Term	Section
Agreement	Preamble
Assets	3.18
Balance Sheet	3.5
Closing	2.1
Closing Date	2.1
Companies	Recitals
Company Employees	3.15(a)
Company Permits	3.8(b)
Company Plans	3.15(a)
Company Systems	3.16(k)
Confidential Information	6.1
Continuing Employees	6.5(a)
Contracting Parties	8.14
Copyrights	1.1
Covid-19 Claim	6.6
Disclosure Schedule	ARTICLE 3
D&O Indemnitees	6.4(a)
D&O Insurance	6.4(c)
ERISA ERISA Affiliate	3.15(a) 3.15(a)
Financial Statements	3.5
Leased Real Property	3.11(b)
Marks	1.1
Material Contract	3.13(a)
Material Customers	3.17(b)
Material Suppliers	3.17(a)
Meridian	Preamble
MTBC Warrants	2.4(b)
MTBC Warrant Shares	2.4(b)
Nonparty Affiliates	8.14

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Origin	Preamble
Owned Registered Intellectual Property	3.16(a)
Patents	1.1
Payoff Letters	2.3(b)(iv)
Purchaser	Preamble
Purchaser Disclosure Schedule	ARTICLE 5
Purchaser Plans	6.5(a)
Purchaser Releasee	8.13(b)
Purchaser Releasors	8.13(a)
Registrable Securities	6.9(a)
Registration Statement	6.9(a)
Rule 144	6.9(h)
SEC	5.9(b)
SEC Documents	5.9(b)
Seller	Preamble
Seller Indemnitors	6.4(b)
Seller Releasee	8.13(a)
Seller Releasors	8.13(b)
Seller Warrants	4.7
Shares	Recitals
Side Letter	2.4(b)
Subrogation Waiver	6.7
Territory	6.2(a)
Transfer Taxes	2.5

1.3 Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b) Dollars; Dollar Thresholds. Any reference in this Agreement to “$” or “Dollars” shall mean United States Dollars.

(c) Accounting. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP and all financial computations hereunder will be computed, unless otherwise specifically provided herein, in accordance with GAAP.

(d) Exhibits/Schedules. The exhibits and schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All exhibits and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Disclosure of any item on any schedule shall not constitute an admission or indication that such item or matter is material or would constitute a Material Adverse Effect. No disclosure on a schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that breach or violation exists or has actually occurred. Any capitalized terms used in any schedule or exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

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(e) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(f) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(g) Herein. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(h) Including. The word “including,” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(i) Negotiation and Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(j) Updates. Except as otherwise set forth herein, any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(k) Or. Where the context so permits, the word “or” means “and/or.”

ARTICLE 2
CLOSING

2.1 Closing. The closing of the purchase and sale of the Shares (the “Closing”) shall take place at 10:00 a.m., Pacific Time, on the date hereof (the “Closing Date”), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held remotely, unless another place is agreed to in writing by the parties hereto. The Closing shall be effective as of 12:01 a.m., Pacific Time, on the Closing Date. All deliveries by one party to any other party at the Closing shall be deemed to have occurred simultaneously and none shall be effective until and unless all have occurred. By agreement of the parties, the Closing may take place by delivery of documents required to be delivered hereby by facsimile or other electronic transmission.

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2.2 Sale and Purchased of the Shares. Upon the terms and subject to the conditions contained herein, on the Closing Date, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from Seller, the Shares, free and clear of all Liens, pursuant to this Agreement.

2.3 Closing Deliveries of the Parties. At or prior to the Closing:

(a) Purchaser shall deliver the payments and amounts as set forth in Section 2.4 below;

(b) Seller shall deliver to Purchaser:

(i) all stock certificates representing the Shares, duly endorsed in blank (or accompanied by duly executed stock powers);

(ii) a certificate, signed under penalties of perjury and substantially in the form set forth in the Treasury Regulations promulgated under Section 1445 of the Code, certifying that Seller is not a “foreign person” within the meaning of Section 1445 of the Code;

(iii) resignations of all directors of the Companies and their Subsidiaries and the officers of the Companies specified by Purchaser in writing prior to Closing;

(iv) executed payoff letters, releases, discharges or other similar instruments (“Payoff Letters”) providing for the repayment in full the Indebtedness of the Companies and their Subsidiaries set forth on Schedule 2.4(c), the release of all Liens granted with respect thereto, together with all instruments, documents, termination statements, UCC financing statements and discharges of registrations pursuant to the UCC relating thereto, and delivery to the Companies of all assets of the Companies and their Subsidiaries held as collateral by the Persons to which such Indebtedness is owed (including original title documents);

(v) the Officer Certificate, executed by an executive officer of the Seller;

(vi) proof of “tail coverage” for the Companies’ errors & omissions, directors’ and officers’ liability, and employment practices liability policies;

(vii) termination and release agreements in connection with the employment of Terry Leahy and Alan Paperny; and

(viii) evidence of termination of the agreements set forth on Schedule 2.3(b)(x).

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2.4 Closing and Post-Closing Payments.

(a) At the Closing:

(i) Purchaser shall pay or cause to be paid, by means of wire transfer of immediately available funds, an amount equal to the transaction expenses, to the accounts of each Person to whom transaction expenses are owed, as set forth on the Schedule 2.4(a)(i);

(ii) Warrants in the form of Exhibit A (the “MTBC Warrants”) to purchase Two Hundred Fifty Thousand (250,000) shares of the common stock of Purchaser (“MTBC Warrant Shares”), in the aggregate, at an exercise price per MTBC Warrant Share equal to $7.50 available to be exercised on or prior to the second (2nd) anniversary of the Closing Date to be issued to Seller and/or its assigns;

(iii) Purchaser shall pay or cause to be paid, the Indebtedness set forth on the Indebtedness Schedule set forth on Schedule 2.4(b)(iii) by means of (A) payment of an amount equal to the Cash Purchase Price (less the cash amounts payable under Section 2.4(a)), (B) the issuance of MTBC Warrants to purchase Two Million (2,000,000) MTBC Warrant Shares, in the aggregate, at an exercise price per MTBC Warrant Share equal to $7.50, available to be exercised on or prior to the second (2nd) anniversary of the Closing Date, and (C) the issuance of that certain portion of the Stock Purchase Price, in each case, in each of the amounts, and to the Persons or their respective designees, in accordance with the terms set forth in the Payoff Letters, the Indebtedness Schedule and Schedule 2.4(a)(iii).

(b) Subject to the Side Letter, Purchaser shall issue the remaining balance of the Stock Purchase Price, free and clear of all Liens, to the Persons and in the amounts as set forth on Schedule 2.4(b). “Side Letter” means the side letter between Purchaser, Seller and the other Persons party thereto, dated as of the Closing Date, setting forth the terms and conditions of the release of the Stock Purchase Price.

For avoidance of doubt, payments made by Purchaser in Sections 2.4(a) and 2.4(b) are conditions of the Agreement and directed by Seller as payments on behalf of the Companies in Seller’s capacity as shareholder.

2.5 Transfer Taxes. All stamp, transfer, documentary, sales, use, registration and other such taxes, levies and fees (including any penalties and interest) incurred in connection with this Agreement and the Transactions (collectively, “Transfer Taxes”) shall be paid by Purchaser, and Purchaser shall, at its own expense, procure any stock transfer stamps required by, and properly file on a timely basis all necessary Tax Returns and other documentation with respect to, any Transfer Tax and provide to Seller upon request evidence of payment of all Transfer Taxes. Purchaser hereby agrees to indemnify Seller against, and hold Seller harmless from, any and all Transfer Taxes.

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ARTICLE 3
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANIES

Except as disclosed in a document of even date herewith delivered by the Companies to Purchaser (the “Disclosure Schedule”), the Companies hereby make the representations and warranties contained in this ARTICLE 3 to Purchaser.

3.1 Organization, Good Standing and Other Matters. Each of the Companies and its Subsidiaries are (i) duly organized, validly existing and in good standing under the laws of its state of incorporation, and (ii) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted, except where the failure to be so duly organized, validly existing and in good standing, or to have such power and authority, would not be, individually or in the aggregate, material. Except as set forth on Schedule 3.1, each of the Companies and its Subsidiaries are duly qualified as a foreign corporation or other entity to conduct its business as currently conducted in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified would not be, individually or in the aggregate, material. Contained in the Data Room are true, accurate and complete copies of the Organizational Documents of the Companies and their Subsidiaries. The Companies and their Subsidiaries are not in material default under or in material violation of any provision of their Organizational Documents.

3.2 Capitalization; Subsidiaries.

(a) The authorized capital stock of each of the Companies is set forth on Schedule 3.2(a). Seller is the record owner of all of the issued and outstanding Shares. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive or other similar rights or any federal or state securities Laws. Except for the Organizational Documents of the Companies and their Subsidiaries, there are no (A) outstanding subscriptions, options, warrants, rights (including preemptive rights, registration rights, piggyback rights and rights of first refusal), calls, commitments, conversion rights, rights of exchange, plans or other agreements providing for the purchase, issuance or sale of any shares of the capital stock of the Companies and their Subsidiaries, (B) outstanding obligations, contingent or otherwise, of the Companies or their Subsidiaries to repurchase, redeem or otherwise acquire any equity interests of the Companies or their Subsidiaries, (C) stock-appreciation rights, stock-based performance units, “phantom” equity rights or other contractual obligations (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance or other attribute of the Companies or calculated in accordance therewith or which otherwise relate to the registration of any Equity Security of the Companies or (D) voting trusts, proxies or other agreements with respect to the voting or transfer of the Shares. There are no accrued and unpaid dividends with respect to any outstanding Equity Interests of the Companies.

(b) Except as set forth on Schedule 3.2(b), each Company or one or more of its wholly-owned Subsidiaries own of record and beneficially all the issued and outstanding shares of capital stock of the Companies’ Subsidiaries free and clear of any Liens. Except as set forth on Schedule 3.2(b), there are no outstanding options, warrants, rights or other securities exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of such Subsidiaries’ capital stock, or any agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock. Except as set forth in Schedule 3.2(b), each of the Companies has no direct or indirect Subsidiaries.

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3.3 Authority. Each of the Companies has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by the Companies, and the consummation by the Companies of the Transactions have been duly authorized and approved by the Companies’ board of directors, and no other corporate or stockholder action on the part of the Companies or its stockholders is necessary to authorize the execution, delivery and performance of this Agreement by the Companies and the consummation by the Companies of the Transactions. This Agreement has been duly executed and delivered by the Companies and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes a valid and binding obligation of the Companies enforceable against it in accordance with its terms, except to the extent that such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

3.4 No Conflict; Required Filings and Consents. Except as otherwise set forth on Schedule 3.4 of the Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the Transactions by the Companies will not (i) violate the provisions of the Organizational Documents of the Companies, (ii) violate any Law or Order to which the Companies are subject or by which its properties or assets are bound, (iii) require the Companies or their Subsidiaries to obtain any consent or approval, or give any notice to, or make any filing with, any Governmental Authority or under any Material Contract on or prior to the Closing Date, (iv) result in a violation or breach of (with or without due notice or lapse of time or both), give rise to any right of termination, cancellation or acceleration under, or require the consent of any third party to, any Material Contract, or (v) result in the imposition or creation of any Lien upon or with respect to any of the assets or properties of the Companies or their Subsidiaries.

3.5 Financial Statements. Attached to Schedule 3.5 is a copy of: (i) the audited consolidated financial statements of Gores Meridian Medical Holdings, LLC for the years ended December 31, 2018, 2017, and 2016; (ii) the unaudited combined balance sheet of the Companies at December 31, 2019, and the related unaudited combined statement of income and cash flows of the Companies for the fiscal year then ended, and (ii) the unaudited combined balance sheet of the Companies at April 30, 2020 (the “Balance Sheet”) and the related unaudited combined statement of income of the Companies for the four (4) months then ended (collectively, the “Financial Statements”). Except as set forth on Schedule 3.5, the Financial Statements are complete and correct in all material respects, have been prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the combined financial position of the Companies as of the dates thereof and for the periods covered thereby (except as may be indicated in the footnotes thereto and, in the case of the unaudited Financial Statements, for the absence of footnotes and for normal year-end adjustments, none of which adjustments would, in the aggregate, be materially adverse to the business, financial condition or operating results of the Companies. Except as set forth on Schedule 3.5, the Companies and their Subsidiaries have no Indebtedness. The Financial Statements contain adequate reserves for the realization of all assets of the Companies and for all reasonably anticipated Liabilities, in each case, in accordance with GAAP. The Companies’ books and records and those of their Subsidiaries have been maintained in all material respects in accordance with sound business practices customary for its industry and all applicable legal requirements and reflect all financial transactions of the Companies and their Subsidiaries that are required to be reflected in accordance with GAAP. The Companies and their Subsidiaries maintain books and records accurately reflecting their assets and Liabilities and maintain proper and adequate internal accounting controls that provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Companies in conformity with GAAP and to maintain accountability for the Companies’ assets, (iii) access to the Companies’ and their Subsidiaries’ assets is permitted only in accordance with management’s authorization, (iv) the reporting of the Companies’ assets is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Companies make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect actual bona fide transactions of the Companies and their Subsidiaries.

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3.6 No Undisclosed Liabilities; Estimated Net Working Capital.

(a) The Companies and their Subsidiaries do not have any liability or obligation of any kind required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP in excess of $50,000 individually, other than those (a) reflected on or reserved against in the Financial Statements and/or in the Companies’ estimate of the Net Working Capital as of the Closing Date set forth in Schedule 3.6(b), (b) incurred in the ordinary course of business after the Balance Sheet Date, (c) that have been discharged or paid off, or (d) set forth on Schedule 3.6(a).

(b) Schedule 3.6(b) represents the Companies’ good faith estimate of the Net Working Capital as of the Closing Date.

3.7 Absence of Certain Changes and Events. Except as set forth on Schedule 3.7 of the Disclosure Schedule, from the Balance Sheet Date to the date of this Agreement, (a) there has not occurred a Material Adverse Effect, and (b) the Companies and their Subsidiaries have not taken any of the following actions:

(i) amended their respective Organizational Documents;

(ii) admitted any Person as a shareholder or member;

(iii) reclassified, recapitalized, combined, split, subdivided or amended the terms of any of their respective capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

(iv) increased the amount of any bonus, salary or other compensation, whether conditionally or otherwise, to any employee, consultant, independent contractor or agent of the Companies or their Subsidiaries, or entered into any employment, severance or similar Contract with any such Persons;

(v) become liable in respect of any guarantee nor incurred, assumed or otherwise become liable in respect of any Indebtedness or made any loans, advances or capital contributions to or investments in any Person (except for travel advances in the ordinary course of business);

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(vi) permitted any of their assets to become subject to a Lien other than a Permitted Lien;

(vii) (A) issued, sold, purchased, redeemed, retired or granted registration rights with respect to any shares of their respective capital stock or any other securities, including any securities convertible into, or options, warrants or rights to purchase or subscribe for, its capital stock or other securities or (B) entered into any Contract with respect to the issuance, sale, purchase or redemption of any shares of their respective capital stock or other securities;

(viii) adopted or increased the payments to or benefits under, any Company Plan except in accordance with applicable Law or the terms of any such Company Plan or in the ordinary course of business;

(ix) entered into a commitment for capital expenditures of the Companies and/or their Subsidiaries in excess of $100,000;

(x) sold, licensed, abandoned or otherwise disposed of any material asset or property of the Companies or their Subsidiaries other than, in each case, for the purpose of disposing of obsolete assets;

(xi) changed its present accounting methods or principles in any material respect, except as required by GAAP;

(xii) made or changed any Tax election, changed an annual accounting period, adopted or changed any Tax accounting method, prepared or filed any Tax Return in a manner inconsistent with past practice, filed any amended Tax Return, incurred any Tax outside the ordinary course of business, entered into any closing agreement, settled any Tax claim or assessment, failed to pay a Tax when it became due and payable (including any estimated taxes), surrendered any right to claim a refund of Taxes, or requested or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(xiii) declared or paid any dividends or distributions (whether in cash, stock or property or any combination thereof) or redeemed or repurchased any shares of capital stock or other equity interests;

(xiv) written off as uncollectible any Accounts Receivable, modified or cancelled any material third party Indebtedness or written up or written down any of its material assets;

(xv) entered into any transaction outside of the ordinary course of business;

(xvi) threatened, commenced or settled any Action;

(xvii) entered into or modified any contract with any Affiliate or made any payment to any Affiliate (other than pursuant to a contract set forth on Schedule 3.27; provided that no management fees or similar payments have been made to Affiliates with respect to any periods after the Balance Sheet Date); or

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(xviii) agreed, whether or not in writing, to do any of the foregoing.

3.8 Compliance With Laws; Permits.

(a) Except as set forth on Schedule 3.8(a) of the Disclosure Schedule, (i) the Companies and their Subsidiaries are in material compliance with all Laws and Orders applicable to the Companies and their Subsidiaries and (ii) the Companies and their Subsidiaries have not received any written notice from any Governmental Authority of any violations of any Law or Order applicable to the Companies and their Subsidiaries.

(b) Schedule 3.8(b) of the Disclosure Schedule sets forth a true, correct and complete list of all material Permits required for the operation of the business of the Companies or their Subsidiaries (the “Company Permits”), each of which are valid and in full force and effect. Except as set forth on Schedule 3.8(b) of the Disclosure Schedule, (i) the Companies and their Subsidiaries are in material compliance with all Company Permits required for the operation of the business of the Companies and their Subsidiaries, (ii) the Companies and their Subsidiaries have not received any written notice of any cancellation, suspension, revocation, invalidation or non-renewal of any Company Permit, and (iii) to the Companies’ Knowledge, the Company Permits will continue to be valid and in full force and effect on identical terms following the consummation of the Transactions.

3.9 Litigation.

(a) Except as set forth on Schedule 3.9(a) of the Disclosure Schedule, as of the date hereof, there is no Action pending or, to the Companies’ Knowledge, threatened against the Companies seeking to enjoin, challenge or prevent the Transactions. Except as set forth on Schedule 3.9(a) of the Disclosure Schedule, as of the date hereof, there is no Action pending or, to the Companies’ Knowledge, threatened against the Companies.

(b) Except as set forth on Schedule 3.9(b) of the Disclosure Schedule, the Companies and their Subsidiaries are not in default under or in breach of any Order applicable to the Companies or their Subsidiaries.

3.10 Insurance. Schedule 3.10 sets forth a true, correct and complete list of all insurance policies maintained by, or that are applicable to the Companies or their Subsidiaries (including fire, theft, casualty, comprehensive, general liability, worker’s compensation, business interruption, environmental, product liability, automobile, vehicle and equipment insurance policies), and all such policies are in full force and effect as of the date hereof. The Data Room contains true, accurate and complete copies of all insurance policies, in each case, as amended or otherwise modified and in effect. All such policies are as required under the terms of any lease for any Leased Real Property or other contractual obligations of the Companies and their Subsidiaries. All premiums due and payable under such policies have been paid during the past 12 months, and there are no defaults under any such policy by the Companies or their Subsidiaries. The Companies have obtained “tail coverage” for its errors & omissions, directors’ and officers’ liability, and employment practices liability policies, utilizing unearned premiums as partial payment for such coverage. Except as set forth on Schedule 3.10, there are no claims pending under any such insurance policies which could reasonably be expected to cause a material increase in the rates of such insurance policies or for which coverage has been denied by the applicable insurance carrier (other than pursuant to a customary reservation of rights notice). No insurer (a) has questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any insurance policy or (b) has provided any notice of cancellation or any other indication.

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3.11 Real Property; Personal Property.

(a) The Companies and their Subsidiaries do not own any real property or fee interests in real property.

(b) Schedule 3.11(b) of the Disclosure Schedule sets forth a true, correct and complete list of all real property leased or subleased by the Companies or their Subsidiaries as tenant or lessee (the “Leased Real Property”). Except as set forth on Schedule 3.11(b) of the Disclosure Schedule, and except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally, or subject to general principles of equity, the Companies and their Subsidiaries have a valid, binding and enforceable leasehold interest under each of the Leased Real Properties, free and clear of all Liens (other than Permitted Liens). Except as set forth on Schedule 3.11(b), during the past 12 months, the Companies and the Subsidiaries have not received any written notice of any material default other than defaults that have been cured or waived in writing, and to the Companies’ Knowledge there is no event that (with due notice or lapse of time or both) would constitute a material default by the Companies under any lease with respect to the Leased Real Property. Contained in the Data Room are true, correct and complete copies of all of the leases with respect to the Leased Real Property, including all amendments, modifications, guaranties, memoranda of lease, and subordinations, non-disturbance and attornment agreements related thereto. Except as set forth on Schedule 3.11(b) of the Disclosure Schedule, the Companies and the Subsidiaries have not subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof.

(c) The Leased Real Property constitute all interests in real property used, occupied or held for use in connection with the business of the Companies and their Subsidiaries as it is conducted on the date hereof. Except as set forth on Schedule 3.11(c), the Companies and the Subsidiaries are not obligated to pay any leasing or brokerage commission with respect to the Leased Real Property. There is no pending, nor to the Companies’ Knowledge threatened, eminent domain proceeding that would result in the taking of any or any portion of any Leased Real Property by a Governmental Authority. The Companies and their Subsidiaries’ possession and quiet enjoyment of the Leased Real Property has not been disturbed and, except as set forth on Schedule 3.11(c), there are no disputes with respect to the Leased Real Property.

(d) The Companies and their Subsidiaries have good and valid title to, or in the case of leased tangible assets, a valid leasehold interest in, all of the material tangible assets that are used in the conduct of the business of the Companies and their Subsidiaries as it is conducted on the date hereof, in each case, free and clear of all Liens (other than Permitted Liens). All such material tangible assets are in good condition and repair, normal wear and tear excepted, and are adequate and suitable for their present and intended uses.

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3.12 Tax Matters. Except as set forth on Schedule 3.12:

(a) Each of the Companies and its Subsidiaries have timely filed (or have had filed on their behalf) all material Tax Returns required to be filed by them or with respect to them and have timely paid, or caused to be timely paid, all Taxes due and owing by them or with respect to them (whether or not shown on any Tax Return) to the proper Governmental Authority. All such Tax Returns are true, correct and complete in all material respects.

(b) Each of the Companies and its Subsidiaries have (i) deducted, withheld and timely paid to the appropriate Governmental Authority all Taxes required by Law to be deducted, withheld or paid by them in connection with amounts paid or owing to, or allocated to, any employee, independent contractor, creditor, owner, stockholder, member or other third party, and (ii) timely and accurately complied with all reporting and record keeping requirements related thereto, including filing of Forms W-2 and 1099s (or other applicable forms).

(c) Neither the Companies nor any of their Subsidiaries have waived any statute of limitations with respect to any Taxes, agreed to any extension of time for filing any Tax Return that has not been filed, or consented to extend the period in which any Tax may be assessed or collected by any Governmental Authority and no such request to waive or extend is outstanding.

(d) Schedule 3.12(d) lists all the jurisdictions with respect to which each of the Companies and its Subsidiaries are required to file any corporate, income or franchise Tax Returns. During the past 12 months, no claim has been made by a Governmental Authority in a jurisdiction where the Companies or any of their Subsidiaries does not file Tax Returns that the Companies or any of their Subsidiaries is or may be subject to taxation by that jurisdiction.

(e) The unpaid Taxes of the Companies and their Subsidiaries (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the date of this Agreement in accordance with the past custom and practice of the Companies and their Subsidiaries in filing their Tax Returns.

(f) Neither the Companies nor any of their Subsidiaries are a party to or bound by, or has any obligation under, any Tax allocation agreement, Tax indemnity agreement, Tax sharing agreement or similar Contract or any other obligation to indemnify any other Person with respect to Taxes that will be in effect after the Closing.

(g) There are no Liens (other than Permitted Liens) with respect to Taxes on any of the assets of the Companies or their Subsidiaries. All Tax deficiencies asserted by a Governmental Authority against the Companies and their Subsidiaries have been paid in full, accrued on the books of the Companies or Subsidiaries, as applicable, or finally settled.

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(h) The Companies and their Subsidiaries have properly withheld and/or paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, stockholder or other third party and all IRS forms required with respect thereto have been properly completed and timely filed.

(i) Neither the Companies nor any of their Subsidiaries are currently the subject of a Tax audit or other examination in respect of an amount of Taxes, and no such Tax audit or examination has been threatened. Neither the Companies nor any of their Subsidiaries has received from any Governmental Authority (i) any written request for information related to Taxes, or (ii) any notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed against the Companies or any of their Subsidiaries. The Data Room contains correct and complete copies of all of the Companies’ and their Subsidiaries’ federal, state and local income Tax Returns for calendar years 2017 and 2018.

(j) Neither the Companies nor any of their Subsidiaries have constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355(a) of the Code.

(k) The Companies and their Subsidiaries have accrued all liabilities for unpaid Taxes and other expenses through the date of the Financial Statements.

(l) The Companies and their Subsidiaries have collected all material sales, value-added and use Taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority (or have furnished properly completed exemption certificates and have maintained in all materials respects all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations).

(m) To Companies’ Knowledge, the Companies have provided to the Purchaser true, correct and complete copies of all audit reports, correspondence with Tax authorities and similar documents (to which the Companies have access) relating to the Tax Returns of the Companies and their Subsidiaries since January 1, 2018.

(n) Neither the Companies nor any of their Subsidiaries have ever been, nor will they at the Closing be, a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(o) Neither the Companies nor any of their Subsidiaries (i) have been a member of an affiliated group filing a consolidated Tax Return or of any affiliated, consolidated, combined, or unitary group, as defined under applicable state, local or non-U.S. Law (other than a group consisting solely of the Companies and their wholly-owned Subsidiaries) or (ii) have liability for the Taxes of any Person (other than the Companies or their wholly-owned Subsidiaries) under Treasury Regulation 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise.

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(p) Neither the Companies nor any of their Subsidiaries are a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or non-U.S. Law) or any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or non-U.S. Law).

(q) The Companies and their Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) after the date of this Agreement as a result of any (i) adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign tax Laws; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of national, provincial, territorial, state, local or foreign income Tax Law) executed on or prior to the date of this Agreement; (iii) installment sale or open transaction disposition made on or prior to the date of this Agreement; (iv) any election (including a protective election) pursuant to Section 108(i) of the Code; (v) use of an improper method of accounting for a taxable period ending on or prior to the date of this Agreement; or (vi) change in method of accounting for a Tax period ending on or prior to the date of this Agreement.

(r) The Companies and their Subsidiaries have not, directly or indirectly, transferred property to or acquired property from a Person with whom it was not dealing at arm’s length for consideration other than consideration equal to the fair market value of the property at the time of the disposition or acquisition thereof and has complied with all material transfer pricing rules and requirements, including any disclosure, reporting and other similar requirements under Section 482 of the Code (or any corresponding provision of any state, local or foreign Tax Law).

(s) The Companies and their Subsidiaries do not have a permanent establishment, office or other fixed place of business, outside of the United States.

(t) None of the Tax Returns described herein contain any position which is or would be subject to penalties under Section 6662 of the Code (or any similar provision of national, provincial, territorial, state, local or foreign law) and the Treasury Regulations issued thereunder.

(u) The Companies and their Subsidiaries have not at any time engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Sections 1.6011-4(b)(2), 301.6111-2(b)(2) or 301.6112- 1(b)(2)(A), and no IRS Form 8886 has been filed with respect to the Companies and their Subsidiaries, nor have the Companies and their Subsidiaries entered into any Tax shelter or listed transaction with the sole or dominant purpose of the avoidance or reduction of a Tax liability with respect to which there is a significant risk of challenge of such transaction by a Governmental Authority.

(v) The Companies and their Subsidiaries are not, and have not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

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(w) Notwithstanding any provision of this Agreement (including any other provision of this Section 3.12), Seller makes no representation or warranty with respect to (i) Taxes of the Companies imposed with respect to any period (or portion thereof) following the Closing and (ii) the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, basis amount or other Tax attribute (whether federal, state, local or foreign) of the Companies after the Closing Date.

3.13 Material Contracts.

(a) Schedule 3.13(a) of the Disclosure Schedule sets forth a true, correct and complete list of all of the following Contracts to which the Companies or their Subsidiaries are a party or by which the Companies or their Subsidiaries are bound as of the date hereof and under which any party has any continuing rights, obligations or liabilities as of the date hereof (each, a “Material Contract”):

(i) any Contract, other than a Company Plan, that requires the Companies or their Subsidiaries to pay or repay an anticipated amount in cash, goods, services or materials of $150,000 or more during the 12 month period ending on the Balance Sheet Date;

(ii) any Contract that entitles the Companies or their Subsidiaries to receive an anticipated amount in cash, goods, services or materials of $150,000 or more during the 12 month period ending on the Balance Sheet Date;

(iii) any Contract relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien (other than a Permitted Lien) on any of the material assets or properties of the Companies or their Subsidiaries;

(iv) any Contract pursuant to which the Companies or their Subsidiaries lease any portion of the Leased Real Property;

(v) any lease of tangible assets of the Companies or their Subsidiaries involving annual payments in excess of $25,000;

(vi) any Contract relating to the acquisition or disposition of any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise), in each case, since January 1, 2015;

(vii) any Contract under which any Company or its Subsidiaries is, or may become, obligated to pay any amount in respect of indemnification obligations, purchase price adjustment, earn-out payments or otherwise in connection with any (i) acquisition or disposition of a business or line of business (whether by way of assets or securities), (ii) merger, consolidation or other business combination or (iii) series or group of related transactions or events of the type specified in the immediately preceding clauses (i) and (ii);

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(viii) any Contract concerning or consisting of a partnership, limited liability company or joint venture agreement or any other relationship involving the sharing of profits, losses or costs, including any agreement with respect to the Equity Securities of a Person;

(ix) any Contract (i) under which any Company or its Subsidiaries has created, incurred, assumed or guaranteed any material Indebtedness or (ii) under which any Company or its Subsidiaries has permitted any material asset to become subject to a Lien;

(x) any Contract under which any other Person has guaranteed any Indebtedness of the Companies or their Subsidiaries;

(xi) any Contract under which the Companies or their Subsidiaries have or may have, any Liability to any investment bank, broker, financial advisor, finder or other similar Person (including an obligation to pay any legal accounting, brokerage, finder’s or similar fees or expenses in connection with this Agreement or Transactions), unless any such Liability is reflected in the transaction expenses set forth in Schedule 2.4(a) or the estimated Net Working Capital set forth in Schedule 3.6(b);

(xii) any profit sharing, equity option, equity purchase, equity appreciation, deferred compensation, or severance Contract for the benefit of any current or former directors, shareholders, partners, officers or employees, consultants or independent contractors of the Companies and/or their Subsidiaries;

(xiii) any Contract (other than a Company Plan) providing for the employment or consultancy (including on an independent contractor basis) of an individual (or, in the case of a consultant or independent contractor, an entity) on a full-time, part-time, consulting or other basis or otherwise providing compensation or other benefits to any director, shareholder, officer, partner, employee or consultant, in each case, involving at least $50,000 per annum for the 12 month period ending on the Balance Sheet Date;

(xiv) any Contract under which any Company or its Subsidiaries has advanced or loaned an amount to any of its employees (other than travel allowances in the ordinary course of business), Affiliates, Members of the Immediate Family of the Seller or any Members of the Immediate Family of any officer or director of the Companies and/or their Subsidiaries;

(xv) any settlement, conciliation or similar Contract imposing an unpaid monetary obligation or other material obligation (other than confidentiality) on the Companies and/or their Subsidiaries after the Closing Date;

(xvi) any Contract that limits the ability of any Company or any of their Affiliates to incur any Indebtedness or to guarantee any Indebtedness or other obligation of any Person, or that limits the amount of Indebtedness that any Company or any of their Affiliates may incur or guarantee, or prohibits any of them from granting any Lien on any asset to secure any Indebtedness incurred or guaranteed;

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(xvii) any Contract providing for severance or other termination or change of control payments, or termination or change of control benefits, to any officer, director or employee of the Companies and/or their Subsidiaries; and

(xviii) any collective bargaining agreement or other Contract with any labor organization, union, works council or similar organization.

(b) Except as set forth on Schedule 3.13(b) of the Disclosure Schedule, (i) during the past 12 months the Companies and their Subsidiaries have not received any written notice of any default under any Material Contract other than defaults that have been cured or waived in writing, and to the Companies’ Knowledge there is no event that (with due notice or lapse of time or both) would constitute a material default by the Companies and/or their Subsidiaries under any Material Contract, (ii) each Material Contract is a legal, valid and binding obligation of the Companies and/or their Subsidiaries and is in full force and effect (except to the extent subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and general equitable principles) and will continue to be in full force and effect following the Transaction, (iii) to the Companies’ Knowledge, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in material breach of or in material default under any Material Contract, and (iv) during the past 12 months no party to any Material Contract has exercised or, to the Companies’ Knowledge, threatened in writing to exercise any termination rights with respect to any such Material Contract. The Data Room contains a true, correct and complete copies of each of the Material Contracts set forth on Schedule 3.13(a) of the Disclosure Schedule, together with all amendments thereto.

3.14 Labor Matters. All employees, independent contractors and consultants of the Companies and their Subsidiaries are listed on Schedule 3.14. All persons who are required to be classified as employees of the Companies or their Subsidiaries under any Law are so classified in the payroll records and other records and books of account of the Companies or their Subsidiaries. All employees of the Companies and their Subsidiaries are classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified. Except as set forth on Schedule 3.14 of the Disclosure Schedule, as of the date hereof:

(a) the Companies and their Subsidiaries are not a party to any collective bargaining agreement or other Contract with a labor union or labor organization, and no employee of the Companies or their Subsidiaries is represented by any labor organization with respect to such employee’s employment with the Companies and their Subsidiaries;

(b) there is no strike or work stoppage involving the Companies or their Subsidiaries pending, during the past 12 months, or, to the Companies’ Knowledge, threatened in writing;

(c) no Action brought by or on behalf of any employee, former employee, labor organization or other representative of the employees of the Companies or any of their Subsidiaries is pending or, to the Companies’ Knowledge, threatened in writing against the Companies or their Subsidiaries;

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(d) the Companies and their Subsidiaries are not party to any contracts (excluding employment at will) with any current employee or former employee, officer, director, consultant or individual independent contractor, in each case, involving at least $50,000 per annum during the 12 month period ending on the Balance Sheet Date;

(e) to the Companies’ Knowledge, no union organization campaign is in progress with respect to any employee or group of employees of the Companies and their Subsidiaries;

(f) to the Companies’ Knowledge, no petition or application has been filed or proceedings instituted by any union or employee or group of employees of the Companies and their Subsidiaries with any labor relations board seeking recognition of a bargaining representative;

(g) the Companies and their Subsidiaries are in compliance in all material respects with all applicable legal requirements, Contracts and policies relating to the employment of labor, including employment, employment practices, and terms and conditions of employment; and

(h) there has been no “mass layoff” or “plant closing” (as defined by the WARN Act) with respect to the Companies and their Subsidiaries within six (6) months prior to the Closing.

All employees of the Companies and/or their Subsidiaries have executed the confidentiality and invention assignment agreement substantially in the form attached to Schedule 3.14, except as would not be material to the Companies and their Subsidiaries. Except as set forth on Schedule 3.14, the Companies and their Subsidiaries are not delinquent in payments to any of their respective employees or consultants for any wages, salaries, overtime pay, commissions, bonuses, vacation pay, sick pay, severance and termination pay, benefits or other compensation for any services or otherwise arising under any policy, practice, Contract, plan, program or Law. As of the Closing Date (after giving effect to any change in control or similar payments of the Companies and/or their Subsidiaries), except as set forth in Schedule 2.4(a), there are no amounts currently owing and payable for severance by the Companies and/or their Subsidiaries to terminated employees and consultants. None of the policies or practices of the Companies and their Subsidiaries is currently being audited or investigated by any Governmental Authority. All employees of the Companies and their Subsidiaries that operate in the United States are authorized to work in the United States, a Form I-9 has been properly completed and retained with respect to each such employee or former employee as required by applicable Law.

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3.15 Employee Benefits.

(a) Schedule 3.15(a) of the Disclosure Schedule sets forth a true, correct and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), and each stock purchase, stock option, severance, change-in-control, bonus, incentive compensation, deferred compensation, tax gross up, pension, welfare benefit and vacation plan or program, in each case as to which the Companies and their Subsidiaries have any material liability, contingent or otherwise, under which (i) any current or former employee, manager, director or consultant of the Companies and their Subsidiaries (collectively, the “Company Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Companies and their Subsidiaries or (ii) the Companies or any ERISA Affiliate has had, has or may have any actual or contingent present or future liability or obligation (all such plans and programs, the “Company Plans”). With respect to each Company Plan, the Data Room contains a true, correct and complete copy thereof and, to the extent applicable, a true, correct and complete copy of (A) any related trust agreement, (B) the most recent governmental determination or tax approval letter, (C) the most recent summary plan description, (D) the most recent Form 5500 and attached schedules and (E) the most recent actuarial valuation reports. For purposes of this Section 3.15, the term “ERISA Affiliate” means any entity, including but not limited to any corporation, partnership, limited liability company, sole proprietorship, or other legal entity that, together with the Companies, is or at any time was, treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA. Except as set forth on Schedule 3.15(a), the Companies and their Subsidiaries do not maintain, sponsor or contribute to, and has not previously maintained, sponsored or contributed to, any 401(k) plan.

(b) Each Company Plan has been, in all material respects, established and administered in accordance with its terms and in compliance with applicable Law. Each Company Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified, except for such matters which would not reasonably be expected to cause the loss of such qualification or to result in any material cost to correct to avoid the loss of such qualification, and, to the Companies’ Knowledge, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.

(c) No event has occurred and no condition exists that would subject the Companies and their Subsidiaries, either directly or by reason of its affiliation with any ERISA Affiliate, to any Tax, fine, Lien, penalty or other Liability imposed by ERISA, the Code or other applicable Laws.

(d) For each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof. No “reportable event” (as such term is defined in Section 4043 of the Code) that could reasonably be expected to result in Liability has occurred with respect to any Company Plan. No nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Company Plan and none of the assets of the Companies or any ERISA Affiliate are subject to any Lien arising under Section 302(f) of ERISA or 412(n) of the Code. No Company Plan has failed or is expected to fail to satisfy the minimum funding standards of Section 302 of ERISA or 412 of the Code or is or is expected to be in “at risk status” within the meaning of Section 430(i)(4) of the Code, and no Company Plan has, or is expected to have, an “adjusted funding target attainment percentage,” as defined in Section 436 of the Code, that is less than eighty percent (80%). No Company Plan is a split-dollar life insurance program or otherwise provides for loans to executive officers (within the meaning of the Sarbanes-Oxley Act of 2002). The Companies and their Subsidiaries have not incurred any current or projected Liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees, officers, directors or independent contractors of the Companies or their Subsidiaries, or any of their respective beneficiaries or dependents, except as required to avoid an excise Tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law. No Company Plan is a “multiple employer welfare arrangement” (within the meaning of Section 3(40)(A) of ERISA), or is funded through a trust intended to be exempt from federal income Tax pursuant to Section 501(c)(9) of the Code. No Company Plan is maintained outside the United States.

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(e) No Company Plan is (i) a “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA; (ii) subject to the funding standards of Section 302 of ERISA or Section 412 of the Code; or (iii) a multiple employer plan (within the meaning of Section 413(c) of the Code), and neither the Companies nor any ERISA Affiliate has any obligation to contribute to, or has any actual or contingent liability or obligation (including any obligation to make any contribution) to or in respect of any such plan.

(f) Except as set forth on Schedule 3.15(f) of the Disclosure Schedule, no Company Plan is subject to Title IV of ERISA or is a defined benefit pension plan, and the Companies and their Subsidiaries do not have any liability, whether or not assessed, under Title IV of ERISA.

(g) There is no pending Action that has been instituted with respect to any Company Plan, other than routine claims for benefits, and to the Companies’ Knowledge, no such Action has been threatened in writing.

(h) All contributions, reimbursements, premiums and other payments (including all employer contributions and employee salary reduction contributions) required to have been made under or with respect to each Company Plan as of or prior to the date hereof have been made on or before their due dates in accordance with applicable Law and the terms of such Company Plan, and all such contributions, reimbursements, premiums and other payments that are not required to have been so made as of or prior to the date hereof, but that will be required to be made have been properly accrued and reflected on the Financial Statements in accordance with GAAP.

(i) With respect to each group health plan benefiting any current or former employee of the Companies or any ERISA Affiliate that is subject to Section 4980B of the Code, the Companies and their Subsidiaries have complied in all material respects with COBRA and all other applicable Laws.

(j) Except as set forth on Schedule 3.15(j) of the Disclosure Schedule or as otherwise contemplated by this Agreement, neither the execution and delivery of this Agreement nor the approval or consummation of the Transactions will (i) result in any payment becoming due to any current or former employee or director of the Companies and their Subsidiaries, (ii) increase any payments or benefits payable under any Company Plan or (iii) result in the acceleration of the time of payment, funding or vesting of any payments or benefits under any Company Plan.

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3.16 Intellectual Property.

(a) Schedule 3.16(a) of the Disclosure Schedule sets forth a true, correct and complete list of all material issued Patents, pending Patent applications, registrations for Marks, pending applications for registration of Marks, registrations for Copyrights, pending applications for registration of Copyrights and Internet domain name registrations owned by the Companies and their Subsidiaries (collectively, “Owned Registered Intellectual Property”), including, for each item listed, the record owner, jurisdiction of issuance, registration or application number and date, as applicable, of such item. Except as set forth on Schedule 3.16(a) of the Disclosure Schedule, the Companies and their Subsidiaries own, free and clear of all Liens, other than Permitted Liens, all Owned Intellectual Property. To the Companies’ Knowledge, all of the Owned Registered Intellectual Property is valid and enforceable.

(b) The Companies and their Subsidiaries own or have the right to use, pursuant to a Contract or other rights, all material Intellectual Property used in the conduct of the business of the Companies and their Subsidiaries as currently conducted. True, accurate and complete copies of all material licenses to use Intellectual Property, as amended or otherwise modified and in effect, are contained in the Data Room, other than off-the-shelf or commercially available software, in each case, involving payments less than $50,000 annually. Neither the Companies or their Subsidiaries nor the Seller has granted any sublicense or similar right with respect to any license covering such item.

(c) Except as set forth on Schedule 3.16(c) of the Disclosure Schedule, during the 12 month period preceding the date of this Agreement, the Companies and their Subsidiaries have not received any written notice from any Person (i) alleging that the conduct of the business of the Companies or their Subsidiaries infringes, constitutes a misappropriation of or violates any Intellectual Property of any Person or (ii) challenging the ownership of the Companies or their Subsidiaries of or the validity or enforceability of any Intellectual Property. Except as set forth on Schedule 3.16(c) of the Disclosure Schedule, as of the date of this Agreement there is no legal proceeding pending against the Companies or their Subsidiaries in which the Companies or their Subsidiaries are alleged to have infringed, misappropriated, or violated any Intellectual Property of any other Person or challenging the ownership of the Companies and their Subsidiaries of, or the validity or enforceability of, any Intellectual Property. Except as set forth in Schedule 3.16(c) of the Disclosure Schedule, as of the date of this Agreement there is no interference, opposition, or reexamination proceeding pending in which the validity or enforceability of any of the Intellectual Property owned by the Companies and their Subsidiaries is being challenged by any other Person.

(d) Except as set forth in Schedule 3.16(d), the Companies and their Subsidiaries are not bound by any Contract containing any covenant or other provision relating to the Companies’ owned Technology or Owned Intellectual Property that in any way materially limits the Companies and their Subsidiaries’ ability to use, exploit, assert or enforce any of its owned Technology or Owned Intellectual Property or conduct any portion of its business anywhere in the world.

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(e) The operation of the business of the Companies and their Subsidiaries has not infringed, misappropriated or otherwise violated any material Intellectual Property of any other Person, except as would not be material to the Companies and their Subsidiaries.

(f) The Companies and their Subsidiaries have used commercially reasonable efforts to protect the confidentiality of all trade secrets included in the Intellectual Property.

(g) To the Companies’ Knowledge, during the past 12 months there have been no successful, material unauthorized intrusions or breaches of the security of the telecommunications, computer software, hardware systems, or networks (in each case whether general purpose or special purpose) of the Companies and their Subsidiaries.

(h) The consummation of the Transaction will not give right to termination of the Companies and their Subsidiaries’ rights with respect to its material Technology and material Intellectual Property.

(i) The Companies and their Subsidiaries have taken reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Trade Secrets in which the Companies and their Subsidiaries have any right, title or interest and otherwise to maintain and protect all such Trade Secrets.

(j) The Companies and their Subsidiaries and their respective employees are in compliance in all material respects with all applicable Laws regarding the collection, processing, disclosure and use of all data consisting of personally identifiable information or any other information that is, or is capable of being, associated with specific individuals.

(k) All the computer systems, including the Software, firmware, hardware, networks, interfaces, platforms and related systems owned or used by the Companies and their Subsidiaries (collectively, the “Company Systems”): (i) are in satisfactory working order, including the ability to process current peak volumes in a timely manner; (ii) have appropriate security, back ups, disaster recovery arrangements, source code escrow arrangements and hardware and Software support and maintenance to minimize the risk of material error, breakdown, failure or security breach occurring and to ensure if such event does occur it does not cause a material disruption to any portion of their business; (iii) are configured and maintained to minimize the effects of viruses and to the Companies’ Knowledge, do not contain viruses, Trojan horses, back doors or other malicious code; and (iv) have not suffered any failures, breakdowns, continued substandard performance or other adverse events during the past 12 months that have caused substantial disruption or interruption in or to the use of the Company Systems and/or the conduct of their business.

3.17 Customers and Suppliers.

(a) Schedule 3.17(a) of the Disclosure Schedule sets forth a true, correct and complete list of the twenty-five (25) largest suppliers of the Companies and their Subsidiaries during the 12 month period ending on the Balance Sheet Date (“Material Suppliers”), as measured by the dollar amount of purchases therefrom during such period.

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(b) Schedule 3.17(b) of the Disclosure Schedule sets forth a true, correct and complete list of the twenty-five (25) largest customers of the Companies and their Subsidiaries during the 12 month period ending on the Balance Sheet Date (“Material Customers”), as measured by the dollar amount of purchases therefrom during such period.

(c) Except as set forth on Schedule 3.17(c), since January 1, 2020, no Material Customer or Material Supplier has canceled, terminated or otherwise altered its material terms (including any change in the prices charged or paid, or change to the supply or credit terms, as the case may be) or, to Companies’ Knowledge, notified the Companies, their Subsidiaries, or the Seller of any intention to do any of the foregoing, or to Companies’ Knowledge, threatened to cancel, terminate or alter the material terms of (including any change in the prices charged or paid, or change to the supply or credit terms, as the case may be) its relationship with the Companies and/or their Subsidiaries. To the Companies’ Knowledge, no Material Customer has notified the Companies or their Subsidiaries of any pending change of control, acquisition or consolidation, that would reasonably likely result in a material reduction in business from such Material Customer.

(d) Except as disclosed on Schedule 3.17(d), neither the Company nor their Subsidiaries have entered into any referral agreement or similar arrangement whereby such Company or Subsidiary has paid, or will pay, a material commission or “finder’s fee” to any health care customer.

3.18 Ownership of Assets. The Companies and their Subsidiaries have good and marketable title to, or, in the case of property held under a lease or other Contract, an enforceable leasehold interest in, or right to use, all of its properties, rights and assets, whether real or personal and whether tangible or intangible, including, all assets reflected in the Balance Sheet or acquired after the Balance Sheet Date (except immaterial assets and inventory which has been sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business) (collectively, the “Assets”). Except as disclosed on Schedule 3.18, none of the Assets is subject to any Lien other than Permitted Liens.

3.19 Sufficiency of Assets. Upon the consummation of the Transactions, the Companies and their Subsidiaries will own or have the right to use all the material assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used or necessary to conduct their business as now conducted. The assets, property and rights of the Companies and their Subsidiaries constitutes all of the assets, properties and rights used by the Companies in connection with their business. Neither the Seller nor any of its Affiliates (other than the Companies and their Subsidiaries) nor any officer or director of the Companies and their Subsidiaries nor any Members of the Immediate Family of any officer or director of the Companies, their Subsidiaries or Seller own any of the assets, properties or rights, whether real or personal, tangible or intangible, used or necessary to conduct the business of the Companies and their Subsidiaries as now conducted and/or contemplated to be conducted.

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3.20 Accounts Receivable. All Accounts Receivable reflected on the Balance Sheet and in the records and books of account of the Companies and their Subsidiaries since the Balance Sheet Date through the Closing Date as being due to the Companies or their Subsidiaries have arisen in the ordinary course of business, represent enforceable obligations to the Companies and their Subsidiaries arising from sales actually made or services actually performed by the Companies and their Subsidiaries in the ordinary course of business and, subject only to consistently recorded reserves for bad debts established as of a date prior to the Closing Date in a manner consistent with GAAP and past and commercially prudent practice, have been, or will be, current and collected or are, or will be, collectible in the aggregate recorded amounts thereof, net of applicable reserves, in accordance with their terms (and in no event later than the ninetieth (90th) day following the Closing Date) and are not and will not be subject to any material contests, claims, counterclaims or setoffs. There has been no material adverse change since the Balance Sheet Date in the amount or collectability of the Receivables due to the Companies and their Subsidiaries or the related provisions or reserves from that reflected in the Balance Sheet. Except as set forth on Schedule 3.20, (i) no account debtor or note debtor is delinquent for payments in excess of Ten Thousand Dollars ($10,000) or for more than ninety (90) days, (ii) no such account debtor or note debtor has refused or threatened to refuse to pay its obligations to the Companies or their Subsidiaries for any reason, or has otherwise made a claim to set-off or similar claim, and (iii) to Companies’ Knowledge, no such account debtor or note debtor is insolvent or bankrupt and (iv) all accrued fees are billable and collectible by the Companies and their Subsidiaries, net of applicable reserves.

3.21 Customer Warranties. There have been no pending, nor to the Companies’ Knowledge, threatened claims under or pursuant to any warranty, whether expressed or implied, on the products sold or services provided by the Companies and their Subsidiaries prior to the Closing Date that are not disclosed or referred to in the Financial Statements and that are not fully reserved against in the Financial Statements in accordance with GAAP. During the past 12 months, all services rendered by the Companies and their Subsidiaries (whether directly or indirectly through independent contractors) have been performed and all products sold by the Companies and their Subsidiaries have been sold, in each case, in conformity in all material respects with all express and implied warranties, and the Companies and their Subsidiaries do not have any, nor shall it have any, Liability for any such warranties relating to or arising from any such services or products, except for amounts incurred in the ordinary course of business which are immaterial individually and in the aggregate and not required by GAAP to be disclosed in the Financial Statements. The Companies and their Subsidiaries have not incurred any warranty claims during the past 12 months.

3.22 Errors and Omissions. Except as disclosed on Schedule 3.22, there is no claim against the Companies and their Subsidiaries for injury to person or property of employees or any third Persons suffered as a result of the performance of any service by the Companies and their Subsidiaries, including claims arising out of the allegedly unauthorized disclosure of patient records or other confidential information, or negligence in billing and collections services. To the Companies’ Knowledge, there is no pending or threatened investigation by any Governmental Authority in the billing and other business practices of the Companies and their Subsidiaries.

3.23 [Intentionally Omitted].

3.24 Powers of Attorney. Except as set forth on Schedule 3.24, the Companies and their Subsidiaries do not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof).

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3.25 Anti-Corruption. No agent, Affiliate, employee or other Person associated with or acting on behalf of any Company and its Subsidiaries has, directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, domestic or foreign regardless of form, including in money, property, services, favors, gifts or employment, or other tangible or intangible benefits (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, (iv) to obtain from any Governmental Authority any permit, authorization, franchise, license, registration or permission, or (v) for any other illegal or improper purpose, (b) established or maintained any fund or asset for the benefit of any Company or any of their Subsidiaries that has not been recorded in the books and records of the Companies and their Subsidiaries or (c) engaged in any transaction with any country or Person subject to trade or economic sanctions pursuant to applicable Laws.

3.26 Brokers and Finders. Except as set forth on Schedule 3.26 of the Disclosure Schedule, the Companies and their Subsidiaries have not, directly or indirectly, entered into any agreement with any Person that would obligate the Companies and their Subsidiaries to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.

3.27 Related Party Transactions. Except as set forth on Schedule 3.27 of the Disclosure Schedule, and except for employment, compensation and benefit arrangements entered into with employees in the ordinary course of business, the Companies and their Subsidiaries have not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or service to, or loaned or advanced money to, or borrowed any money from or entered into or been subject to any Contract with, any officer, director, stockholder, employee, Subsidiary or Affiliate of the Companies and their Subsidiaries, in each case, that will continue after the Closing.

3.28 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE 3 (in each case, as modified by the Disclosure Schedule), the Companies make no other express or implied representation or warranty with respect to the Companies, Seller or the Transactions or with respect to any other information provided to Purchaser, and the Companies disclaim any other representations or warranties, whether made by the Companies, Seller or any of their respective Affiliates, officers, directors, employees, agents or other Representatives. Except for the representations and warranties contained in this ARTICLE 3 (in each case, as modified by the Disclosure Schedule), and except for claims arising from acts of Actual Fraud, none of the Companies will have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Purchaser or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever.

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ARTICLE 4
REPRESENTATIONS AND WARRANTIES RELATING TO SELLER

Except as disclosed in the Disclosure Schedule, Seller hereby makes the representations and warranties contained in this ARTICLE 4 to Purchaser.

4.1 Organization, Good Standing and Other Matters. Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted. Seller is duly qualified or licensed to conduct its business as currently conducted and, to the extent applicable, is in good standing, in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on its ability to consummate the Transactions.

4.2 Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Seller, and the consummation of the Transactions, have been duly authorized and approved by its board of directors, and no other action on the part of Seller or its stockholders is necessary to authorize the execution, delivery and performance of this Agreement by Seller and the consummation of the Transactions. This Agreement has been duly executed and delivered by Seller and, assuming the due execution of this Agreement by the other parties hereto, constitutes a valid and binding obligation of Seller, enforceable against each of it in accordance with its terms, except to the extent that such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

4.3 No Conflict; Required Filings and Consents. Except as set forth on Schedule 4.3 of the Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the Transactions by Seller will not (i) violate the provisions of its Organizational Documents, (ii) violate any Law or Order to which it is subject or by which any of its properties or assets are bound, (iii) require it to obtain any consent or approval, or give any notice to, or make any filing with, any Governmental Authority on or prior to the Closing Date, (iv) result in a material violation or breach of (with or without due notice or lapse of time or both), give rise to any right of termination, cancellation or acceleration under, or require the consent of any third party to, any material Contract to which it is a party or (v) result in the imposition or creation of any Lien upon or with respect to any of its assets or properties, excluding from the foregoing clauses (ii) through (v) any consent, approval, notice or filing the absence of which, and any violation, breach, default, right of acceleration, cancellation or termination, or Lien the existence of which, would not (A) have a material adverse effect on the ability of Seller to perform its obligations under this Agreement or (B) otherwise prevent, hinder or delay the consummation of the Transactions.

4.4 Ownership and Transfer of Shares. Seller is the record and beneficial owner of the Shares, free and clear of any and all Liens. The Shares are the only outstanding Equity Securities of the Companies. Immediately prior to the Closing, all of the outstanding Equity Securities of the Companies are owned and held of record and beneficially by the Seller. Upon delivery of the Purchase Price and the execution and delivery of all documentation required for the valid transfer of the Shares, the delivery of the Shares shall convey to Purchaser good and marketable title to the Shares, free and clear of any and all Liens.

4.5 Brokers and Finders. Except as set forth on Schedule 4.5 of the Disclosure Schedule, neither the Companies nor the Seller has, directly or indirectly, entered into any agreement with any Person that would obligate the Sellers, the Purchaser or the Companies or their Subsidiaries to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.

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4.6 Litigation.

(a) Except as set forth on Schedule 4.6(a) of the Disclosure Schedule, as of the date hereof, there is no Action pending or, to Seller’s Knowledge, threatened in writing to which Seller is a party (either as plaintiff, defendant, respondent or otherwise) to which the Companies’ or their Subsidiaries’ assets would be subject. Except as set forth on Schedule 4.6(a) of the Disclosure Schedule, as of the date hereof there is no Action pending or, to Seller’s Knowledge, threatened in writing against Seller that would be reasonably be expected to (i) have a material adverse effect on the ability of Seller to perform its obligations under this Agreement or (ii) otherwise prevent, hinder, alter or delay the consummation of the Transactions.

(b) Seller is not in default under or in breach of any Order, except where such default or breach would not reasonably be expected to (i) have a material adverse effect on the ability of Seller to perform its obligations under this Agreement or (ii) otherwise prevent, hinder, alter or delay the consummation of the Transactions.

4.7 Securities Law Matters; Sophistication.

(a) Seller acknowledges that the MTBC Warrants to be delivered to Seller pursuant to Section 2.4(b) (the “Seller Warrants”) have not been registered under the Securities Act, or any federal or state securities laws, and the Seller Warrants may not be offered or resold except pursuant to an effective registration statement or pursuant to transactions exempt from, or not subject to, registration under the Securities Act.

(b) Seller is acquiring the Seller Warrants for its own account and not with a view to distribution and is an “accredited investor” within the meaning of Rule 501(A)(1), (2), (3) or (7) under the Securities Act.

(c) Seller acknowledges that, prior to any proposed transfer of the Seller Warrants, the holder of such Seller Warrants may be required to provide certifications or other customary documentation relating to the manner of such transfer.

(d) Seller understands that an investment in the Seller Warrants involves substantial risk. Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Seller Warrants. Seller may be required to bear the economic risk of its investment in the Seller Warrants indefinitely and has independently concluded that it is able to do so.

(e) Seller (a) is an “accredited investor” as defined in Rule 501(a) of the rules promulgated under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of Seller’s investment in the Seller Warrants; (b) has the ability to bear the economic risks of such investment; (c) has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement; (d) has had a full opportunity to obtain such financial and other information from Purchaser as it deems necessary or appropriate in connection with evaluating the merits of the investment in the in the Seller Warrants, and to conduct whatever due diligence it has deemed appropriate; and (e) has made its own independent investigation and evaluation of Purchaser.

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4.8 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE 4 (in each case, as modified by the Disclosure Schedule), Seller makes no other express or implied representation or warranty with respect to the Companies, Seller or the Transactions or with respect to any other information provided to Purchaser, and Seller disclaims any other representations or warranties, whether made by the Companies, Seller or any of their respective Affiliates, officers, directors, employees, agents or other Representatives. Except for the representations and warranties contained in this ARTICLE 4 (in each case, as modified by the Disclosure Schedule), and except for claims arising from acts of Actual Fraud, Seller will not have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Purchaser or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as disclosed in a document of even date herewith delivered by Purchaser to Seller and the Companies (the “Purchaser Disclosure Schedule”), Purchaser hereby makes the representations and warranties contained in this ARTICLE 5 to Seller and the Companies.

5.1 Organization, Good Standing and Other Matters. Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation, and has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted. Purchaser is duly qualified or licensed to conduct its business as currently conducted and, to the extent applicable, is in good standing, in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on its ability to consummate the Transactions.

5.2 Authority. Purchaser has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Purchaser, and the consummation of the Transactions, have been duly authorized and approved by all necessary action on behalf of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming the due execution of this Agreement by the other parties hereto, constitutes a valid and binding obligation of Purchaser, enforceable against each of it in accordance with its terms, except to the extent that such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

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5.3 No Conflict: Required Filings and Consents. Except as set forth on Schedule 5.3 of the Purchaser Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the Transactions by Purchaser will not (i) violate the provisions of its Organizational Documents, (ii) violate any Law or Order to which it is subject or by which any of its properties or assets are bound, (iii) require it to obtain any consent or approval, or give any notice to, or make any filing with, any Governmental Authority on or prior to the Closing Date, (iv) result in a material violation or breach of (with or without due notice or lapse of time or both), give rise to any right of termination, cancellation or acceleration under, or require the consent of any third party to, any material Contract to which it is a party or (v) result in the imposition or creation of any Lien upon or with respect to any of its assets or properties, excluding from the foregoing clauses (ii) through (v) any consent, approval, notice or filing the absence of which, and any violation, breach, default, right of acceleration, cancellation or termination, or Lien the existence of which, would not (A) have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or (B) otherwise prevent, hinder or delay the consummation of the Transactions.

5.4 Solvency. Purchaser is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the Transactions, including the making of the payments contemplated by Section 2.4 and assuming satisfaction of the conditions to Purchaser’s obligation to consummate the Transactions as set forth herein, the accuracy of the representations and warranties of Seller and the Companies set forth herein and the performance by Seller and the Companies of their respective obligations hereunder in all material respects, the Companies and all of their Subsidiaries will be Solvent.

5.5 Brokers and Finders. Except as set forth on Schedule 5.5 of the Purchaser Disclosure Schedule, none of Purchaser or its Affiliates have, directly or indirectly, entered into any agreement with any Person that would obligate Seller or the Companies or their Subsidiaries to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.

5.6 Litigation.

(a) Except as set forth on Schedule 5.6(a) of the Purchaser Disclosure Schedule, as of the date hereof, there is no Action pending or, to Purchaser’s Knowledge, threatened in writing against Purchaser seeking to enjoin, challenge or prevent the Transactions. Except as set forth on Schedule 5.6(a) of the Purchaser Disclosure Schedule, as of the date hereof, there is no Action pending or, to Purchaser’s Knowledge, threatened in writing against Purchaser that would be reasonably be expected to (i) have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or (ii) otherwise prevent, hinder or delay the consummation of the Transactions.

(b) Purchaser is not in default under or in breach of any Order, except where such default or breach would not reasonably be expected to (i) have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or (ii) otherwise prevent, hinder or delay the consummation of the Transactions.

5.7 Arrangements with Management. Except for this Agreement and any other document expressly contemplated by this Agreement, neither Purchaser nor any of its Affiliates has entered into any agreement with, or agreed to enter into, or caused any of its Affiliates (including the Companies and their Subsidiaries after the Closing) to enter into, any agreement or understanding with, or otherwise provided remuneration, fees or other economic benefits to, any current director, officer, manager or employee of the Companies or their Subsidiaries.

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5.8 Securities Law Matters.

(a) Purchaser acknowledges that the Shares have not been registered, and shall not be registered, under the Securities Act, or any federal or state securities laws, and the Shares may not be offered or resold except pursuant to an effective registration statement or pursuant to transactions exempt from, or not subject to, registration under the Securities Act.

(b) Purchaser is acquiring the Shares for its own account and not with a view to distribution and is an “accredited investor” within the meaning of Rule 501(A)(1), (2), (3) or (7) under the Securities Act.

(c) Purchaser acknowledges that, prior to any proposed transfer of the Shares, the holder of such Shares may be required to provide certifications or other customary documentation relating to the manner of such transfer.

(d) Purchaser understands that an investment in the Shares involves substantial risk. Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares. Purchaser may be required to bear the economic risk of its investment in the Shares indefinitely and has independently concluded that it is able to do so.

5.9 MTBC Securities.

(a) As of the Closing, (i) the MTBC Preferred Shares and MTBC Warrants are duly authorized, validly issued, fully paid and nonassessable, and (ii) the MTBC Warrant Shares, will be, and at all times until exercise of the MTBC Warrants will be, reserved solely for issuance upon exercise of the MTBC Warrants. Upon exercise of the MTBC Warrants in accordance with their terms, the MTBC Warrant Shares will be validly issued, fully paid and nonassessable and free and clear of Liens.

(b) Purchaser has filed with the Securities and Exchange Commission (“SEC”) each report and other document that it is required to file pursuant to the Exchange Act and to the Knowledge of the Purchaser, no such report or document as of the date it was so filed contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein, in the light of the circumstances under which they were made, not misleading (all of the foregoing filed prior to the date hereof, as each may have been amended and all exhibits included there and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective dates, SEC Documents complied in all material respects with the requirements of the Exchange Act and all other applicable Laws. As of their respective date, the financial statements included in the SEC Documents complied in all material respects with applicable accounting requirements and Laws applicable thereto as in effect as of the time of filing, and have been prepared in accordance with GAAP during the periods involved (except as (i) may be otherwise indicated in the financial statements or the notes thereto, or (ii) in the case of unaudited financial statements, to the extent they may exclude footnotes), and fairly present in all material respects Purchaser’s financial position as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments) which will not be material either individually or in the aggregate.

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(c) The Purchaser has never been, nor will it at the Closing be, a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

5.10 Sophistication; No Other Representations or Warranties.

(a) Purchaser (a) is an “accredited investor” as defined in Rule 501(a) of the rules promulgated under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of Purchaser’s investment in the Shares; (b) has the ability to bear the economic risks of such investment; (c) has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement; (d) has had a full opportunity to obtain such financial and other information from Seller and the Companies as it deems necessary or appropriate in connection with evaluating the merits of the investment in the in the Shares, and to conduct whatever due diligence it has deemed appropriate; and (e) has made its own independent investigation and evaluation of the Companies.

(b) Except for the specific representations and warranties expressly made by the Companies in ARTICLE 3 and Seller in ARTICLE 4 (in each case, as modified by the Disclosure Schedule), and subject to the limitations contained in this Agreement, including without limitation in ARTICLE 7, Purchaser acknowledges and agrees that:

(i) no Person is making or has made any representation or warranty, expressed or implied, at law or in equity, in respect of the business of the Companies, or any its businesses, assets, liabilities, operations, prospects or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the business of the Companies, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Companies furnished to Purchaser or its Representatives or made available to Purchaser and its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever; and

(ii) no officer, director, agent, Affiliate, advisor, employee or other Representative of Seller or the Companies has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided.

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(c) Purchaser specifically disclaims any obligation or duty by Seller or the Companies to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties expressly set forth in ARTICLE 3 and ARTICLE 4.

(d) Purchaser is acquiring the Shares subject only to the specific representations and warranties expressly set forth in ARTICLE 3 and ARTICLE 4 (in each case, as modified by the Disclosure Schedule), and subject to the limitations contained in this Agreement, including without limitation in ARTICLE 7.

ARTICLE 6
POST-CLOSING COVENANTS

6.1 Confidentiality. Seller hereby agrees with Purchaser that Seller will not, for a period of three (3) years from the date hereof directly or indirectly, without the prior written consent of Purchaser, disclose or use, any confidential or proprietary information involving or relating to the Companies, their Subsidiaries, or the Business, including, without limitation (a) customer and supplier information, including lists of names and addresses of customers and suppliers of the Companies and their Subsidiaries; (b) business plans and strategies, compensation plans, compensation information, sales plans and strategies, pricing and other terms applicable to transactions between existing and prospective customers, suppliers or business associates; (c) market research and databases, sources of leads and methods of obtaining new business, and methods of purchasing, marketing, selling, performing and pricing products and services employed by the Companies and their Subsidiaries; (d) information concerning the configuration and architecture, technical data, networks, methods, practices, standards and capacities of the Companies and their Subsidiaries’ information systems, software and technology; (e) information identified as confidential and/or proprietary in internal documents of the Companies and their Subsidiaries and (f) all information that would be a trade secret under any applicable Law; provided, however, that the information subject to the foregoing provisions of this sentence (collectively, “Confidential Information”) will not include (i) any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof), (ii) information that becomes known to Seller and its representatives from a source not known to Seller to be subject to confidentiality obligations to the Companies, and (iii) information that is independently developed without use of Confidential Information; and provided, further, that the provisions of this Section 6.1 will not prohibit any retention of copies of records or disclosure (i) required by any applicable legal requirements so long as reasonable prior notice is given to Purchaser of such disclosure and a reasonable opportunity is afforded to Purchaser to contest the same or (ii) made in connection with the enforcement of any right or remedy relating to, or the performance of any obligation arising under, this Agreement.

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6.2 Non-solicitation.

(a) Seller covenants that from the Closing Date through the three (3) year anniversary of the Closing Date, Seller will not, on its own account, jointly with another, or for or on behalf of any Person, directly or indirectly, anywhere within the United States of America (the “Territory”):

(i) recruit, induce, solicit or employ, or in any manner attempt to recruit, induce, solicit or employ, any employee of the Companies or their Subsidiaries as of the Closing (other than pursuant to a general solicitation of employment);

(ii) solicit any Person that is at such time, or during the previous 12 month period was, a customer or supplier of the Companies or their Subsidiaries, or is a prospective customer of the Companies or their Subsidiaries as listed on Schedule 6.2(a), in each case, with respect to services similar to those provided by the Companies or their Subsidiaries as of the Closing;

(iii) make any negative, derogatory, or disparaging statements or communications regarding Purchaser or the Company or any of their respective Affiliates, officers, directors or employees.

(b) Purchaser covenants that from the Closing Date through the three (3) year anniversary of the Closing Date, Purchaser will not, on its own account, jointly with another, or for or on behalf of any Person, directly or indirectly, anywhere in the Territory make any negative, derogatory, or disparaging statements or communications regarding Seller or any of its respective Affiliates, officers, directors or employees.

6.3 Access to Books and Records. From and after the Closing, Purchaser shall, and shall cause the Companies to, afford Seller and its Representatives reasonable access, during normal business hours, upon reasonable advance notice and under reasonable circumstances, to the books and records of the Companies and all of their Subsidiaries (and shall permit such Persons to examine and copy such books and records to the extent reasonably requested by such party) and shall cause the respective Representatives of Purchaser and the Companies to furnish all information reasonably requested by Seller or its Representatives to the extent such information relates to the Companies’ operations during the taxable periods ending on or prior to the Closing Day and as is necessary in connection with financial reporting and Tax matters (including financial and Tax audits and Tax contests), third party litigation or any other reasonable business purpose; provided, however, that nothing in this Section 6.3 shall require Purchaser or the Companies to furnish to Seller or its Representatives any materials prepared by the Companies’ financial or legal advisors which is subject to an attorney/client privilege or an attorney work-product privilege or which may not be disclosed pursuant to applicable Law. For a period of seven (7) years following the Closing, or such longer period as may be required by applicable Law or necessitated by applicable statutes of limitations, Purchaser shall, and shall cause the Companies and their respective Subsidiaries to, maintain all such books and records in the jurisdiction in which such books and records were located prior to the Closing Date and shall not destroy or dispose of any such books and records.

6.4 Indemnification of Directors and Officers; Insurance.

(a) From and after the Closing Date, Purchaser shall cause the Companies and their respective Subsidiaries to, indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law and as set forth in the organizational documents of the Companies and their respective Subsidiaries, each of the individuals who prior to the Closing Date were directors, officers or employees of the Companies or their Subsidiaries (collectively, the “D&O Indemnitees”) against expenses (including reasonable attorneys’ fees), judgements, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation.

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(b) Purchaser hereby acknowledges that certain D&O Indemnitees may have rights to indemnification, advancement of expenses and/or insurance provided by Seller or its Affiliates (other than the Companies and for which the Companies are not responsible) (collectively, the “Seller Indemnitors”). The D&O Insurance will be the first and primary source of indemnification for the Seller Indemnitors. Thereafter, Purchaser hereby agrees that the Companies will be the indemnitor of first resort (i.e., its obligations to the D&O Indemnitees will be primary and any obligation of the Seller Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the D&O Indemnitees will be secondary).

(c) Prior to the Closing, the Companies shall obtain a prepaid directors’ and officers’ insurance and indemnification policy (which may be a “runoff” or “tail” policy), which policy covers the six (6) year period immediately following the Closing Date (the “D&O Insurance”). Purchaser agrees to maintain, or cause to be maintained, the D&O Insurance in full force and effect, and continue to honor the obligations thereunder during the term thereof. The D&O Indemnitees will not be entitled to any indemnification hereunder from the Companies, Seller and their Affiliates with respect to any such claims until they have used their reasonable best efforts to obtain indemnification under the D&O Insurance, and the Purchaser and the Companies agree to use reasonable best efforts to obtain indemnification under the D&O Insurance.

(d) The obligations of Purchaser and the Companies under this Section 6.4 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnitee to whom this Section 6.4 applies without the consent of the affected D&O Indemnitee (it being expressly agreed that the D&O Indemnitees to whom this Section 6.4 applies shall be third party beneficiaries of this Section 6.4).

(e) If Purchaser, any Company or any of its respective Subsidiary, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser, any Company or any Subsidiary, as the case may be, shall assume the obligations set forth in this Section 6.4.

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6.5 Employee Matters.

(a) Purchaser shall, or shall cause the Companies to, with respect to those employees who are, as of immediately prior to the Closing, employed by the Companies (including employees on vacation, leave of absence, short or long-term disability) (the “Continuing Employees”) (i) during their employment until the date that is 12 months following the Closing Date, provide at least the same base salary or hourly wage rate, the same opportunity to earn a target bonus or equity incentive opportunity, based on fulfilment of specific performance objectives, and comparably valued, in the aggregate, to those in effect on the date hereof, (ii), for the remainder of 2020, provide employee benefits of comparable value, in aggregate, as those in effect on the date hereof, (iii) until the date that is 12 months following the Closing Date, provide severance benefits pursuant to Purchaser’s employment policy and standard practices, (iv) to give full credit for purposes of eligibility, vesting and the calculation of vacation or severance benefit accruals under any employee benefit plans or arrangements maintained by Purchaser or the Companies (collectively, the “Purchaser Plans”) for such Continuing Employees’ service with the Companies (or any predecessor entity) to the same extent recognized by the Companies; provided, however, that no such service shall be recognized to the extent such recognition would result in the duplication of benefits, (v) to the extent permitted by Purchaser Plans, waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any Purchaser Plan that is a welfare benefit plan that such employees may be eligible to participate in after the Closing Date and (vi) to the extent permitted by Purchaser Plans, provide credit under any such welfare plan for any co-payments, deductibles and out-of-pocket expenditures for the remainder of the coverage period during which any transfer of coverage occurs. Notwithstanding the foregoing, in case of the failure of the Companies to meet any of their internal projections or forecasts provided to Purchaser, Purchaser shall have freedom to modify salaries, bonuses, incentives or benefits as it deems appropriate. Nothing contained herein shall impute any obligation upon Purchaser to employ any individual for any amount of time, and all employees as of and after the Closing Date shall be deemed “at-will” employees.

(b) From and after the Closing, Purchaser shall assume or cause the Companies to assume all obligations for providing continuation coverage under any group health plan for all current and former employees of the Companies and their qualified beneficiaries, regardless of whether such individuals had a qualifying event before, on or after the Closing Date.

(c) Nothing contained in this Section 6.5 (i) shall alter or limit the ability of Purchaser, the Companies, or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them or (ii) is intended to confer upon any current or former employee or any other Person any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

6.6 COVID-19 Claim Cooperation. The Companies and its personnel shall use commercially reasonable efforts to cooperate with Seller and its representatives, at Seller’s expense, in connection with any Covid-19 Claim under Seller’s insurance policy, including, but not limited to, making available to Seller as reasonably requested all information, records and documents relating to such Covid-19 Claim. Subject to the foregoing, the Seller and its representatives shall treat as confidential all information, records and documents that they receive relating to such Covid-19 Claim and use only in connection with such Covid-19 Claim. The Companies and its personnel shall not be required to take any action that would unreasonably interfere with the conduct of their Business or unreasonably disrupt their normal operations. For the avoidance of doubt, (i) Purchaser and the Companies acknowledge that any proceeds with respect to such Covid-19 Claim are the property of Seller; (ii) Seller acknowledges that no claims described in this Section 6.6 are being made against the insurance policies of the Companies and their Subsidiaries; and (iii) Seller acknowledges that any claims that the Companies and their Subsidiaries may have against non-Seller insurance policies relating to the coronavirus pandemic and/or the response thereto by any Governmental Authorities or other Persons belong to the Companies and their Subsidiaries. “Covid-19 Claim” shall mean Seller’s claim against Seller’s insurance policies relating to the coronavirus pandemic and/or the response thereto by any Governmental Authorities or other Persons, including without limitation with respect to any business interruption, in each case, relating to the Companies and their Subsidiaries.

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6.7 R&W Insurance Policy; Subrogation. Purchaser has obtained and bound for coverage the R&W Policy, the cost of which (including premiums, brokerage fees, underwriting fees, taxes and amounts) will be paid by Purchaser. Purchaser acknowledges and agrees that the R&W Policy provides, among other things, that the insurer waives and shall not pursue any subrogation rights against Seller or the Companies except for Actual Fraud by Seller or the Companies (the “Subrogation Waiver”), and that such Persons are express third party beneficiaries of such Subrogation Waiver. Purchaser shall not (and shall cause its Affiliates not to) amend, modify, waive or otherwise alter (or agree or consent to any amendment, modification, waiver or alteration of or variation from) the R&W Policy with respect to the Subrogation Waiver or take any other action that would cause the R&W Policy or the rights of any Person thereunder to be modified or waived in a manner that would have an adverse impact on Seller.

6.8 Trading Securities.

(a) Seller agrees not to exercise the Seller Warrant nor sell any shares issuable thereunder until after the earlier of (i) Purchaser’s Second Quarter 2020 earnings release, or (ii) August 30, 2020.

(b) Subject to Section 6.9, the Series A Preferred Stock and the MTBC Warrant Shares to be issued in connection with the Transactions shall be issued in a transaction exempt from registration under the Securities Act, by reason of Section 4(a)(2) thereof and/or Regulation D promulgated under the Securities Act and, until such stock is registered pursuant to Section 6.9 may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other laws or pursuant to an exemption therefrom. The certificates issued by Purchaser with respect to such securities issued hereunder, or if no certificates shall be issued, book entry notations evidencing the securities issued hereunder, shall be legended to the effect described above and shall include such additional legends as necessary to comply with applicable U.S. federal securities Laws, and Blue Sky Laws.

6.9 Resale Registration.

(a) As soon as practicable after the completion of the 2019 audit of the Companies’ financial statements by Freedman & Goldberg, but in no event later than 85 days following the date hereof, Purchaser shall (i) prepare and file with (or confidentially submit to) the SEC a registration statement on an appropriate form (the “Registration Statement”) to register (i) the Series A Preferred Stock that comprises the Stock Purchase Price, and (ii) the MTBC Warrant Shares (collectively, the “Registrable Securities”) under the Securities Act; and (ii) use commercially reasonable efforts to cause such Registration Statement to be declared effective by the SEC as soon as practicable thereafter.

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(b) Subject to the obligations set forth Section 6.9(a), Purchaser may postpone the filing or effectiveness of the Registration Statement if Purchaser’s board of directors determines in its reasonable good faith judgment that such registration would (i) materially interfere with a significant acquisition, corporate organization, financing, securities offering or other similar transaction involving Purchaser; (ii) require premature disclosure of material information that Purchaser has a bona fide business purpose for preserving as confidential; or (iii) render Purchaser unable to comply with requirements under the Securities Act or Exchange Act.

(c) Purchaser shall notify Seller, promptly after Purchaser receives notice thereof, of the time when such Registration Statement has been declared effective with the SEC.

(d) Purchaser shall use commercially reasonable efforts to cause the Registrable Securities to be listed on each securities exchange on which the MTBC Warrant Shares and the Series A Preferred Stock is then listed.

(e) Purchaser shall advise Seller, promptly after it shall receive notice, of the issuance of any stop order by the SEC suspending the effectiveness of the Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued.

(f) Purchaser shall pay all expenses relating to the registration of the Registrable Securities, including fees relating to filings required to be made with, or the listing of any Registrable Securities on, any securities exchange or over-the-counter trading market on which the Registrable Securities are listed or quoted. Notwithstanding the foregoing, Purchaser shall not pay the fees and costs of underwriters, bankers, or counsel for the holders of the Registrable Securities.

(g) The holders of the Registrable Securities shall furnish to Purchaser in writing such information as Purchaser reasonably requests for use in connection with the Registration Statement. To the extent permitted by law, each holder of the Registrable Securities shall indemnify and hold harmless Purchaser and its officers and directors against any losses, claims, actions, damages, liabilities or expenses resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement, or any prospectus, preliminary prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) related to such information provided by the holders in connection therewith or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, preliminary prospectus or free writing prospectus, in light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by such holder and included by Purchaser in the Registration Statement or any of the aforementioned documents; provided, that the holders’ obligation to indemnify shall be several, not joint and several, for each holder and shall not exceed an amount equal to the net proceeds (after fees, commissions or discounts) actually received by such holder from the sale of Registrable Securities pursuant to the Registration Statement.

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(h) Purchaser covenants that it will use commercially reasonable efforts to (a) make and keep current public information regarding Purchaser available as those terms are defined in Rule 144 of the Securities Act (“Rule 144”), (b) file in a timely manner any reports and documents required to be filed by it under the Securities Act and the Exchange Act, and (c) furnish to Seller forthwith upon request a written statement by Purchaser as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements).

ARTICLE 7
limited indemnification

7.1 Survival of Representations, Warranties and Covenants; Acknowledgments.

(a) The representations and warranties of each of Purchaser, Seller and the Companies contained in this Agreement shall terminate at the Closing; provided however, (i) Seller’s representations and warranties made in Section 4.4 (Ownership and Transfer of Shares) shall terminate three (3) months following the Closing, and (ii) Purchaser’s representations and warranties in Section 5.9 (MTBC Securities) shall terminate two (2) years following the Closing.

(b) If Seller is in material breach of any of its representations and warranties made in Section 4.4 (Ownership and Transfer of Shares), or if Purchaser is in material breach of any of it representations and warranties in ARTICLE 5, the breaching party shall indemnify the non-breaching party for all losses, damages, fees, costs and expenses incurred by the non-breaching party as a result of such breach of representation and warranty, including all legal fees and others costs reasonably incurred in the investigation, defense and enforcement of the non-breaching party’s rights under this Agreement (in each case, subject to the limitations in this Agreement).

(c) Each of the covenants or other agreements of the parties contained in this Agreement to be performed after the Closing shall survive until such covenant or agreement is fully performed or fulfilled, unless and only to the extent that non-compliance with such covenant or agreement is waived in writing by the party entitled to such performance. A party that breaches a covenant or otherwise fails to satisfy its obligations in accordance with the terms of this Agreement shall indemnify the non-breaching party for all losses, damages, fees, costs and expenses incurred by the non-breaching party as a result of such breach or failure, including all legal fees and others costs reasonably incurred in the investigation, defense and enforcement of the non-breaching party’s rights under this Agreement (in each case, subject to the limitations in this Agreement).

(d) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, PURCHASER AGREES AND ACKNOWLEDGES THAT SELLER WILL NOT HAVE ANY INDEMNIFICATION OBLIGATIONS AND/OR LIABILITY HEREUNDER, OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY, UNDER ANY LEGAL THEORY, IN EXCESS OF THE REALIZED UNDISTRIBUTED SELLER WARRANT PROCEEDS; PROVIDED THAT SELLER (OR ITS ASSIGNS) WILL NOT DISTRIBUTE ANY SELLER WARRANTS OR SELLER WARRANTS PROCEEDS FOR A PERIOD OF 12 MONTHS FOLLOWING THE CLOSING.

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(e) FOR THE AVOIDANCE OF DOUBT, PURCHASER ACKNOWLEDGES AND AGREES THAT (I) ALL REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND/OR SELLER (OTHER THAN SECTION 4.4) ARE SOLELY FOR PURPOSES OF OBTAINING R&W INSURANCE COVERAGE, (II) PURCHASER MAY NOT SEEK TO RECOVER ANY LOSSES FROM SELLER WITH RESPECT TO ANY INACCURACIES OF THE REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND/OR SELLER OTHER THAN FOR CLAIMS AGAINST SELLER WITH RESPECT TO SECTION 4.4 OR ACTIONS AGAINST SELLER FOR ACTUAL FRAUD WITHIN 12 MONTHS FROM THE DATE HEREOF, AND (III) OTHER THAN CLAIMS AGAINST SELLER WITH RESPECT TO SECTION 4.4 OR ACTIONS AGAINST SELLER FOR ACTUAL FRAUD WITHIN 12 MONTHS FROM THE DATE HEREOF, AND/OR CLAIMS AGAINST ANY OF THE PERSONS SET FORTH IN SCHEDULE 8.14 FOR ACTUAL FRAUD WITHIN 12 MONTHS FROM THE DATE HEREOF (SUBJECT TO THE TERMS AND LIMITATIONS CONTAINED IN SECTION 8.14), PURCHASER SHALL ONLY BE ENTITLED TO SEEK TO RECOVER LOSSES WITH RESPECT TO THE COMPANIES, THEIR RESPECTIVE SUBSIDIARIES AND BUSINESSES AND/OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SOLELY FROM THE R&W POLICY.

(f) PURCHASER UNDERSTANDS AND AGREES THAT ANY ASSETS, PROPERTIES AND BUSINESS OF THE COMPANIES AND THEIR RESPECTIVE SUBSIDIARIES ARE FURNISHED “AS IS,” “WHERE IS” AND WITH ALL FAULTS.

(g) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE COMPANIES MAKE NO REPRESENTATION OR WARRANTY TO THE EXTENT EXCLUDED FROM COVERAGE UNDER THE TERMS OF THE R&W POLICY.

(h) Purchaser acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Companies which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Companies and to discuss the business and assets of the Companies. Purchaser acknowledges and agrees that it has made its own inquiry and independent investigation into, and, based thereon, has formed an independent judgment concerning, the Companies and its businesses and operations, and that it has been provided with access to such information about the Companies and its businesses and operations as it has requested.

(i) In connection with the investigation by Purchaser of the Companies, Purchaser has received or may receive from the Companies certain projections, forward-looking statements and other forecasts. Purchaser specifically acknowledges that there are uncertainties inherent in attempting to make such projections, forward-looking statements and other forecasts, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forward-looking statements and other forecasts so furnished to it (including the reasonableness of the assumptions underlying such projections, forward-looking statements and other forecasts), and that none of the Companies, Seller or any of their respective officers, directors, agents, Affiliates, advisors employees or other Representatives, whether in an individual, corporate or any other capacity, will have or be subject to any liability or indemnification obligation to Purchaser or any other Person resulting from (nor shall Purchaser have any claim with respect to) the distribution to Purchaser, or Purchaser’s use of, or reliance on, any information, documents, projections, forward-looking statements and forecasts (including the reasonableness of the assumptions underlying such projections, forward-looking statements and forecasts), regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise.

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7.2 Exclusive Remedy. Following the Closing, other than with respect to Actual Fraud, Section 7.1(b) and specific performance set forth in Section 8.11, no Person will have any entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the parties to the fullest extent permitted by applicable Law. The provisions of this Section 7.2 and the remedies provided in Section 7.1(b), Section 8.11 and Section 8.13, were specifically bargained for among the parties and were taken into account by the parties in arriving at the Purchase Price and the terms and conditions of this Agreement. Seller has specifically relied upon the provisions of this Section 7.2 and the remedies provided in Section 7.1(b), Section 8.11 and Section 8.13 in agreeing to the Purchase Price and the terms and conditions of this Agreement.

ARTICLE 8
GENERAL PROVISIONS

8.1 Entire Agreement; Amendment. This Agreement, including the Exhibits and Schedules hereto and the other documents referred to herein which form a part hereof, and the Confidentiality Agreement, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior and contemporaneous agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (whether written or oral) between the parties with respect to such subject matter (other than the Confidentiality Agreement). This Agreement may be amended, supplemented or changed, and any provision hereof can be waived, only by a written instrument making specific reference to this Agreement executed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.

8.2 No Waiver. The failure of a party to insist upon strict adherence to any term or provision of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or provision or any other term or provision of this Agreement.

8.3 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Any such term or provision held invalid, illegal, or incapable of being enforced only in part or degree will remain in full force and effect to the extent not held invalid, illegal, or incapable of being enforced. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, such term or provision is hereby deemed modified to give effect to the original written intent of the parties to the greatest extent consistent with being valid and enforceable under applicable Law.

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8.4 Expenses and Obligations. Subject to Section 2.5, all costs and expenses incurred by the parties hereto in connection with the Transactions shall be borne solely and entirely by the party that has incurred such expenses; provided, however, that (a) Purchaser shall pay, or cause to be paid, the transaction expenses specifically identified on the transaction expenses schedule pursuant to Section 2.4(a) and (b) Purchaser shall pay any filing fees which relate to any required governmental filing or notification.

8.5 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by email (with confirmation of transmission) or (c) received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties in accordance with this Section 8.5):

If to Purchaser, Origin or Meridian:

MTBC, Inc.

7 Clyde Road

Somerset, NJ 08873

Attention: General Counsel

Email: kgrant@mtbc.com and legal@mtbc.com

with a copy to (which will not constitute notice to Purchaser, Origin or Meridian):

Song P.C.

26 Broadway, Fl. 8

New York, NY 10004
Attention: David Song
Email: dsong@song.law

If to Seller:

GMM II Holdings, LLC

c/o The Gores Group, LLC

9800 Wilshire Boulevard
Beverly Hills, CA 90212
Attention: General Counsel

Email: ehattler@gores.com

           cpollard@gores.com

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Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, consents, waivers and other communications given in accordance herewith shall be deemed received on the date of delivery, if by hand delivery, on the date of transmission, if sent by email during normal business hours on a Business Day (otherwise on the next succeeding Business Day), and one (1) Business Day after the date of sending, if mailed by nationally recognized overnight delivery service.

8.6 Counterparts. This Agreement may be executed in two (2) or more counterparts (including by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

8.7 Governing Law; Submission to Jurisdiction; Consent to Service of Process.

(a) This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter this Agreement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice of law principles that would require or permit the application of the laws of another jurisdiction.

(b) The parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware over all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) and each party hereby irrevocably agrees that all such claims and causes of action may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) Each of the parties hereby consents to process being served by any party to this Agreement in any Action by the delivery of a copy thereof in accordance with the provisions of Section 8.5.

8.8 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY CLAIM OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT) BROUGHT BY OR AGAINST IT THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT).

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8.9 Rights Cumulative. All rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable Law.

8.10 Assignment. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors by operation of law and permitted assigns of the parties hereto. No assignment of this Agreement may be made by any party at any time, whether or not by operation of law, without the other parties’ prior written consent; provided, however, that (i) Seller may assign this Agreement and/or any of its rights to one or more private equity funds that directly or indirectly control Seller, and (ii) Purchaser may assign any of its rights or delegate any of its duties under this Agreement to any Affiliate of Purchaser, or Purchaser may assign its rights, but not its duties, under this Agreement to any of its financing sources; provided, further, however, that, in each case, such assignment by Seller or Purchaser shall not release assignor from its obligations under this Agreement and the non-assigning party shall have no obligation to pursue remedies against any assignee before proceeding against assignor for any breach of its obligations hereunder.

8.11 Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (i) prior to the Closing, Purchaser, on the one hand, and Seller, on the other hand, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction and (ii) following the Closing, Purchaser, on the one hand, and Seller, on the other hand, shall be entitled to a preliminary injunction or injunctions, or other provisional relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement. Each of the parties hereto hereby waives (A) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (B) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

8.12 Third-Party Beneficiaries. Except (i) as set forth in Section 6.4 and Section 6.7 (in each case, with respect to the Persons described therein), and (ii) MIDCAP FUNDING XLVII TRUST and APOLLO CREDIT FUNDS ICAV, an Umbrella Irish Collective Asset-Management Vehicle with Segregated Liability between its Sub-Funds, acting in respect of its Sub-Fund, Apollo Helius Multi-Credit Fund I shall be third-party beneficiaries of Section 2.4(b), Section 5.9, Section 6.9 and Articles 7 and 8 related thereto, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement. From and after the Closing, all of the Persons identified as third-party beneficiaries in the immediately preceding sentence shall be entitled to enforce such provisions and to avail themselves of the benefits of any remedy for any breach of such provisions, all to the same extent as if such Persons were parties to this Agreement.

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8.13 Releases.

(a) Effective as of the Closing Date, Purchaser, on behalf of itself and its past, present or future Affiliates (including the Companies and each of their respective Subsidiaries), heirs, legal representatives, successors and assigns (collectively, with Purchaser, the “Purchaser Releasors”), hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, Seller, Seller’s Affiliates and each of their respective past, present or future officers, managers, directors, stockholders, partners, members, Affiliates, predecessors, successors and assigns, employees, counsel and agents (each, a “Seller Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, in law or in equity, which such Purchaser Releasor or its heirs, legal representatives, successors or assigns ever had, now has or may in the future have on or by reason of any matter, cause or thing whatsoever related to the Companies, their respective Subsidiaries and/or the Transactions contemplated hereby. Each Purchaser Releasor covenants and agrees that no Purchaser Releasor shall, nor shall any Purchaser Releasor cause its respective Affiliates and Subsidiaries to, assert any such claim against any Seller Releasee.

(b) Effective as of the Closing Date, Seller, on behalf of itself and its past, present or future Affiliates and its heirs, legal representatives, successors and assigns (collectively, with Seller, the “Seller Releasors”), hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, Purchaser and the Purchaser’s stockholders partners, members, Affiliates (including, after the Closing, the Companies and each of its Subsidiaries), employees, counsel and agents (each, a “Purchaser Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, in law or in equity, which such Seller Releasor or its heirs, legal representatives, successors or assigns ever had, now has or may in the future have on or by reason of any matter, cause or thing whatsoever related to the Companies, their respective Subsidiaries and/or the Transactions contemplated hereby. Each Seller Releasor agrees not to, and agrees to cause its respective Affiliates and Subsidiaries not to, assert any such claim against any Purchaser Releasee.

(c) Notwithstanding anything contained in this Section 8.13 to the contrary, the release set forth in this Section 8.13 shall not affect or release the obligations of Purchaser, Seller or the Companies under this Agreement or under any other agreement entered into pursuant to the terms of this Agreement, and shall not be deemed to be a release of any Liabilities of Purchaser, Seller or the Companies resulting from acts of Actual Fraud.

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8.14 No Personal Liability of Individuals or Non-Contracting Parties. Notwithstanding anything to the contrary contained herein, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the entities that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). Notwithstanding anything to the contrary contained herein, no Person who is not a Contracting Party, including any current, former or future Representative or Affiliate of any Contracting Party, or any current, former or future Representative or Affiliate of any of the foregoing (collectively, “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach, and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Notwithstanding the foregoing, the limitations of this Section 8.14 will not apply to claims brought within 12 months of the date hereof for Actual Fraud against any of the Persons set forth on Schedule 8.14; provided, however, that Purchaser acknowledges and agrees that the maximum liability of each such individual shall not exceed the proceeds received by such individual at Closing (as set forth in Schedule 8.14).

8.15 Publicity. No public announcement or disclosure will be made by either party with respect to the subject matter of this Agreement or the Transactions without the prior written consent of the other party; provided, however, that the provisions of this Section 8.15 will not prohibit (a) any disclosure required by any applicable Law, including any disclosure necessary or desirable to provide proper disclosure under the securities Laws or under any rules or regulations of any securities exchange on which the securities of such party may be listed or traded, or (b) any disclosure made in connection with the enforcement of any right or remedy relating to, or the performance of any obligation arising under, this Agreement or the Transactions.

8.16 Attorneys’ Fees. In connection with any claim hereunder or with respect to the transactions contemplated hereby, under any legal theory, including without limitation Actual Fraud, the non-prevailing party shall pay to the prevailing party of such claim all costs, expenses, and fees (including reasonable attorneys’ fees) incurred by the prevailing party.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

MTBC, INC.

By:	/s/ Kimberly Grant
Name:	Kimberly Grant
Title:	General Counsel

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

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ORIGIN HOLDINGS, INC.

By:	/s/ David Kralic
Name:	David Kralic
Title:	Chief Financial Officer

MERIDIAN BILLING MANAGEMENT CO.

By:	/s/ David Kralic
Name:	David Kralic
Title:	Chief Financial Officer

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

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GMM II HOLDINGS, LLC

By:	/s/ Eric Hattler
Name:	Eric Hattler
Title:	Vice President

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

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